Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
by and among
ENDOCARE, INC.,
HT ACQUISITION, INC.
and
HEALTHTRONICS, INC.
Dated as of June 7, 2009

i

		Page
Section 10.19	No Presumption Against Drafting Party	93
Section 10.20	Disclosure	93
Section 10.21	Parent Guarantee	93

Annex A - Conditions to the Offer		A-1

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of June 7, 2009, by and among Endocare, Inc., a Delaware corporation (the “Company”), HT Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and HealthTronics, Inc., a Georgia corporation (“Parent”).
RECITALS
     A. The parties hereto desire that Parent cause Merger Sub to commence an offer (as such offer may be amended from time to time as permitted under this Agreement, the “Offer”) to exchange each outstanding Company Share (together with the associated Company Rights) for the following consideration, at the election of the holder of such Company Share and subject to Sections 2.1(d) and (e): (i) for each Company Share with respect to which a Stock Election has been made, the Stock Consideration and (ii) for each Company Share with respect to which a Cash Election has been made, the Cash Consideration, all subject to and in accordance with the provisions set forth herein.
     B. Following consummation of the Offer, on the terms and subject to the conditions set forth herein, the Company will merge with and into Merger Sub (the “Merger”) and each Company Share (together with the associated Company Rights) that is issued and outstanding immediately prior to the Effective Time (other than each Company Share that is owned by Parent or any of its wholly-owned Subsidiaries immediately prior to the Effective Time and each Company Share that is held in the treasury of the Company or owned by the Company or any of its wholly-owned Subsidiaries immediately prior to the Effective Time), will be cancelled and converted into the right to receive the following consideration, at the election of the holder of such Company Share and subject to Section 3.8: (i) for each Company Share with respect to which a Stock Merger Election has been made, the Stock Merger Consideration and (ii) for each Company Share with respect to which a Cash Merger Election has been made, the Cash Merger Consideration, all subject to and in accordance with the provisions set forth herein.
     C. The Board of Directors of the Company (the “Company Board”) has unanimously: (i) approved the Offer, this Agreement, the Merger, the Ancillary Agreements to which it is a party and the other Transactions, upon the terms and subject to the conditions set forth in this Agreement, and declared the advisability thereof in accordance with the DGCL, (ii) determined to recommend to the Stockholders acceptance of the Offer, and (iii) determined, in the event that a meeting of the Stockholders is required by Law to approve the Merger, to recommend to the Stockholders the approval of this Agreement, the Merger and the other Transactions.
     D. The Board of Directors of Parent (the “Parent Board”) and the Board of Directors of Merger Sub (the “Merger Sub Board”) have each unanimously approved the Offer, this Agreement, the Merger, the Ancillary Agreements to which it is a party and the other Transactions, upon the terms and subject to the conditions set forth in this Agreement and declared the advisability thereof in accordance with the DGCL and the Georgia Business Corporations Code, as applicable.

     E. As a condition to and concurrently with the execution of this Agreement, the Major Stockholders have each entered into a tender agreement with Parent (each, a “Tender Agreement”) pursuant to which each such Major Stockholder has agreed to tender its Company Shares (and not withdraw them) in the Offer.
AGREEMENT
     In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE 1
DEFINITIONS
     Section 1.1 Certain Defined Terms. For purposes of this Agreement:
     “Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.
     “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
     “Ancillary Agreements” means the Tender Agreements and all certificates required to be delivered by any party pursuant to this Agreement.
     “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York, New York, USA.
     “Capital Stock” means (i) any common stock and preferred stock, ordinary shares and preferred shares, partnership interests, limited liability company interests, profits interests or other equity, equity equivalent, or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof, or to share in its profits, or to share in its distributions upon its liquidation, or the sale or transfer of its assets, and (ii) any securities exercisable, or exchangeable for, or convertible into, such Capital Stock described in clause (i).
     “Company” means Endocare, Inc., a Delaware corporation.
     “Company Intellectual Property Rights” means any Intellectual Property, including Company Registered IP, that is owned, used or held for use by the Company or any of its Subsidiaries or necessary for the conduct of the business of the Company or any of its Subsidiaries.
     “Company Share” means each issued and outstanding share of common stock, par value $.001 per share, of the Company.
     “Company Stock Plan” means the Company’s 1995 Director Option Plan (as amended), the Company’s 1995 Stock Plan (as amended), the Company’s 2002 Supplemental Stock Plan (as amended), the Company’s 2004 Stock Incentive Plan (as amended), the Company’s 2004

Non-Employee Director Option Program under 2004 Stock Incentive Plan, the Company’s Employee Deferred Stock Unit Program, the Company’s Non-Employee Director Deferred Stock Unit Program, or any other similar plan under which options to purchase Company Shares or other awards to acquire Company Shares are issued.
     “Company Share Option” means each outstanding option to purchase Company Shares under any Company Plan.
     “Company Transaction Expenses” means all costs and expenses (including fees of attorneys, accountants and brokers or finders) of the Company incurred or payable in connection with this Agreement and the Ancillary Agreements and the Transactions, including the negotiation and preparation thereof and related diligence and all amounts owed to the brokers disclosed in Section 5.24; provided that the Company Transaction Expenses, in the aggregate, shall not exceed $150,000.
     “Confidentiality Agreement” means the confidentiality agreement dated as of April 22, 2009, between Parent and the Company, as amended from time to time.
     “Contract” means any contract, agreement, or other instrument or understanding of any kind, including any amendment, supplement, modification, extension or renewal in respect of the foregoing, in each case, whether written or oral, express or implied.
     “control,” including the terms “controlled by” and “under common control with,” as to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
     “DGCL” means the Delaware General Corporation Law.
     “Encumbrance” means any charge, claim, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, right of preemption, imperfection in title, or restriction by way of security of any kind or nature or other encumbrance of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.
     “ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with the Company or any of its Subsidiaries and that, together with the Company or any of its Subsidiaries, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
     “GAAP” means, with respect to any period, United States generally accepted accounting principles and practices as in effect for such period.

     “Governmental Authority” means any United States or any non-United States federal, national, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency, commission or official, or self-regulatory organization or any court, tribunal, or arbitral or judicial body (including any grand jury) or other substantially similar authority.
     “Health Care Laws” means any and all Laws regarding healthcare or the delivery of medical services, including (i) all rules and regulations of the Medicare and Medicaid programs, and any other health care programs; (ii) all Laws relating to health care fraud and abuse, including (A) the Anti-Kickback Law, 42 U.S.C. § 1320a 7b(b), (B) the Federal Civil Monetary Penalties statute, 42 U.S.C. § 1320a 7a, (C) the federal physician self-referral prohibition, 42 U.S.C. § 1395nn, 42 C.F.R. § 411.351 et seq., (D) the False Claims Act, 31 U.S.C. § 3729 et seq., (E) any and all parallel state Laws relating to health care fraud and abuse; and (F) any other Laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services, or the billing for or claims for reimbursement for such items or services provided to a beneficiary of any state, federal or other governmental health care or health insurance program or any private payor; (iii) the Federal Food, Drug and Cosmetic Act and all other Laws relating to the manufacture, purchase, sale, packaging, repackaging, labeling, advertising, handling, provision, distribution, prescribing, compounding, dispensing, importation, exportation, or disposal of any medical equipment, supplies, devices or similar products or services bought or sold by the Company or any of its Subsidiaries or by Parent; and (iv) Laws related to the privacy, security, and/or transmission of health information.
     “HIPAA” means the Health Insurance Portability and Accountability Act of 1996.
     “Immediate Family,” with respect to any specified person, means such person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such person that shares such person’s home.
     “Intellectual Property” means all right, title and interest in and to all proprietary rights arising from or associated with the following, whether protected, created or arising under the Laws of the United States, any other jurisdiction or any treaty regime or under any international convention: (i) trade names, trademarks, corporate names, brands, and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights, and applications (including intent to use applications) to register any of the foregoing, together with the goodwill associated with any of the foregoing (collectively, “Marks”); (ii) patents and patent applications, including continuations, divisionals, continuations-in-part, extensions, reexaminations, renewals, substitutions and reissues, and patents issuing thereon (collectively, “Patents”); (iii) copyrights (registered and unregistered) and applications for registration and works of authorship (collectively, “Copyrights”); (iv) trade secrets, discoveries, innovations, formulae, software, know-how, inventions, methods, processes, technical data, specifications, research and development information, technology, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (v) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.
     “Knowledge” means actual knowledge, provided that, in each case, a Person’s Knowledge of any matter will be deemed to include such Knowledge as such Person could have obtained after making reasonable inquiry and investigation of the matter, including, without limitation, in the case of an entity, reasonable consultation with subordinates of the officers of such entity as to whom such officers reasonably believe would have actual knowledge of the matters represented. Knowledge of an entity includes the knowledge of such entity’s officers and directors (or other persons serving in comparable positions).
     “Law” means any statute, law, ordinance, regulation, rule, code, executive order or Order of any Governmental Authority, and, where applicable, any interpretation thereof by any Governmental Authority having jurisdiction with respect thereto or charged with the administration thereof.
     “Leased Real Property” means all real property leased, subleased or licensed to the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.
     “Liability” means, with respect to any Person, any losses, liabilities, obligations, debts, duties, claims, damages or expenses of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whether or not the same is required to be accrued on the financial statements of such Person and whether or not the same is disclosed on any schedule to this Agreement.
     “Major Stockholder” means the executive officers and directors of the Company as of the date hereof.
     “Material Adverse Change” means with respect to any Person, any change, event, occurrence, condition or circumstance (whether or not covered by insurance) which, individually or in the aggregate, results in a Material Adverse Effect, in each case other than to the extent caused by, arising out of or attributable to any of the following: (i) changes or proposed changes in Law or accounting standards or interpretations thereof applicable to such Person, (ii) changes in global, national or regional economic or political conditions (including acts of war (whether or not declared), armed hostilities, sabotage, military actions or the escalation thereof (whether underway on the date hereof or hereafter commenced), and terrorism) or in general financial, credit, business, or securities market conditions, including changes in interest rates or the availability of credit financing; (iii) changes generally applicable in the industries in which such Person operates, (iv) any failure of such Person to meet internal or analysts’ estimates, projections or forecasts of revenues, earnings or other financial or business metrics (it being understood that the cause of any such failure may be taken into consideration when determining whether a Material Adverse Change has occurred or would be reasonably likely to occur); (v) a decline in the market price, or a change in the trading volume, of the Capital Stock of such Person (it being understood that the cause of any such decline or change may be taken into consideration when determining whether a Material Adverse Change has occurred or would be reasonably likely to occur), or (vi) the announcement or pendency of this Agreement and the transactions contemplated hereby, including identification of Parent as the acquirer of the Company or any action required to be taken under the terms hereof; provided, in the case of clauses (i) and (ii), that such conditions or changes do not have a materially disproportionate impact on such Person and its Subsidiaries, taken as a whole, relative to other participants in the industries in which such Person operates. For the avoidance of doubt, (x) any decision by the NASDAQ Stock Market to no longer continue listing of the Company Shares on The NASDAQ Capital Market shall not be a Material Adverse Change on the Company, (y) no action taken by Parent or its Affiliates directed toward or intended to affect the Company specifically shall be deemed to result in a Material Adverse Change on the Company, including any decision to reduce or terminate the business conducted by Parent or its Affiliates with the Company or its Subsidiaries, and (z) no action taken by the Company or its Subsidiaries directed toward or intended to affect Parent specifically shall be deemed to result in a Material Adverse Change on Parent, including any decision to reduce or terminate the business conducted by the Company or its Subsidiaries with Parent or its Subsidiaries.
     “Material Adverse Effect” means with respect to any Person, one or more events, occurrences, conditions or circumstances (whether or not covered by insurance) which, individually or in the aggregate, result in a material adverse effect on or change in (i) the business, operations, assets, Liabilities, condition (financial or otherwise), prospects, or results of operations of such Person, taken as a whole with its Subsidiaries, or (ii) the ability of such Person (and, in the case of the Company, including the Major Stockholders, and in the case of Parent, including Merger Sub) to timely (A) perform his, her or its material obligations under this Agreement or any Ancillary Agreement, or (B) consummate the transactions contemplated in this Agreement and the Ancillary Agreements.
     “Nasdaq” means the Nasdaq Global Select Market.
     “Order” means any award, decision, injunction, judgment, decree, stipulation, order, ruling, subpoena, or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.
     “Owned Real Property” means all real property owned by the Company or any of its Subsidiaries, together with all structures, facilities, fixtures, systems, improvements and items of property located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.
     “Parent Common Stock” means the common stock, no par value, of Parent.
     “Parent Stockholder” means any holder of Parent Common Stock.
     “Parent Transaction Expenses” means all costs and expenses (including fees of attorneys, accountants and brokers or finders) of Parent incurred or payable in connection with this Agreement and the Ancillary Agreements and the Transactions, including the negotiation and preparation thereof and related diligence and all amounts owed to the brokers disclosed in Section 4.13, provided that the Parent Transaction Expenses in the aggregate shall not exceed $150,000.
     “Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, trust, association, organization or other entity, including any Governmental Authority.
     “Registration Rights Agreements” means (i) the Registration Rights Agreement, dated as of March 10, 2005, by and among the Company and the investors named therein, (ii) the Registration Rights Agreement, dated October 25, 2006, between the Company and Fusion Capital Fund II, LLC, and (iii) the Registration Rights Agreement, dated May 25, 2007, between the Company and Frazier Healthcare V, L.P.
     “Related Party,” with respect to any specified Person, means: (i) any Affiliate of such specified Person; (ii) any Person who serves or within the past two years has served as a director, executive officer, partner, managing member or in a similar capacity of such specified Person; (iii) any Immediate Family member of such specified Person or a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such Person, and any Immediate Family member of such Person, more than 5% of the outstanding Capital Stock of such specified Person.
     “Return” means any return, declaration, estimate, report, statement, information statement and other document required to be filed with a taxing authority with respect to Taxes, including information returns or reports with respect to withholding or payments to third parties.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended from time to time.
     “Stockholder” means any holder of Company Shares.
     “Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.
     “Taxes” means: (i) all federal, state, local, foreign and other net income, gross income, gross receipts, capital stock, value added, estimated, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, unemployment, disability, workers’ compensation, social security, national health insurance, excise, severance, stamp, occupation, premium, property, windfall profits, customs duties or other taxes, duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto and any interest with respect to such penalties or additions; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person in connection with such liabilities.

     “Transactions” means the Offer, the Merger, and the other transactions contemplated by this Agreement and the Ancillary Agreements.
     Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Acquisition Proposal	Section 6.7(e)(i)
Agreement	Preamble
Book-Entry Shares	Section 3.12(a)
Cash Consideration Cap	Section 2.1(e)
Cash Election	Section 2.1(d)
Cash Merger Consideration	Section 3.8(a)
Cash Merger Consideration Cap	Section 3.8(e)(iii)
Cash Merger Election	Section 3.8(a)
Cash Proration Factor	Section 2.1(e)(i)
CERCLA	Section 5.17(c)(ii)
Certificates	Section 3.12(a)
Closing	Section 3.2(a)
Closing Date	Section 3.2(a)
Code	Section 3.4
Company	Preamble
Company Annual Financial Statements	Section 5.7(b)
Company Balance Sheet	Section 5.7(c)
Company Board	Recital B
Company Capital Stock	Section 5.6(a)
Company Change in Recommendation	Section 6.7(b)
Company Common Stock	Section 5.6(a)
Company Deferred Stock Units	Section 3.10(d)
Company Disclosure Schedule	Article V
Company Financial Statements	Section 5.7(b)
Company Interim Financial Statements	Section 5.7(b)
Company Material Contracts	Section 5.18(a)
Company Parties	Section 9.5(d)
Company Permits	Section 5.9(b)
Company Permitted Encumbrances	Section 5.13(a)
Company Plans	Section 5.11(a)
Company Preferred Stock	Section 5.6(a)
Company Registered IP	Section 5.15(e)
Company Restricted Stock Units	Section 3.10(b)
Company Rights	Section 3.9
Company Rights Agreement	Section 3.9
Company SEC Reports	Section 5.7(a)
Company Stockholder Approval	Section 5.5(c)
Company Stockholders’ Meeting	Section 6.5(b)
Company Subs	Section 5.1(a)
Company Termination Fee	Section 9.5(b)
Company Warrants	Section 3.10(c)

Converted Warrant	Section 3.10(c)
D&O Indemnified Parties	Section 6.11(b)
Defaulting Parties	Section 9.5(i)
Dissenting Shares	Section 3.14
Dissenting Stockholder	Section 3.14
Effective Time	Section 3.2(b)
Election	Section 2.1(d)
Election Date	Section 3.8(e)(i)
Environmental Laws	Section 5.17(c)(i)
ERISA	Section 5.11(a)(i)
Exchange Agent	Section 3.11
Exchange Fund	Section 3.11
Expiration Date	Section 2.1(i)
FDA	Section 5.22(c)
Form of Merger Election	Section 3.8(e)(i)
Form S-4	Section 2.1(j)
Galil	Section 5.26
Galil Adjustment Amount	Section 2.1(c)
Galil Merger Agreement	Section 5.26
Galil Payment	Section 2.1(c)
Galil Stock Purchase Agreement	Section 5.26
Galil Termination Fee	Section 5.26
Hazardous Substances	Section 5.17(c)(ii)
IRS	Section 5.11(b)
Loan and Security Agreement	Section 6.20(a)
Merger	Recital B
Merger Cash Proration Factor	Section 3.8(e)(iii)(A)
Merger Consideration	Section 3.8(a)
Merger Election	Section 3.8(e)(i)
Merger Stock Proration Factor	Section 3.8(e)(iii)(B)
Merger Sub	Preamble
Merger Sub Board	Recital C
Multiemployer Plan	Section 5.11(c)
Multiple Employer Plan	Section 5.11(c)
Offer	Recital A
Offer Closing	Section 3.10(a)
Offer Conditions	Section 2.1(b)
Offer Documents	Section 2.1(j)
Parent	Preamble
Parent Annual Financial Statements	Section 4.5(b)
Parent Balance Sheet	Section 4.5(c)
Parent Board	Recital C
Parent Book-Entry Shares	Section 3.12(a)
Parent Capital Stock	Section 4.4
Parent Certificate	Section 3.12(a)
Parent Disclosure Schedule	Article IV

Parent Financial Statements	Section 4.5(b)
Parent Interim Financial Statements	Section 4.5(b)
Parent Material Contract	Section 4.11(a)
Parent Parties	Section 9.5(g)
Parent Permits	Section 4.8(b)
Parent Preferred Stock	Section 4.4
Parent SEC Reports	Section 4.5(a)
Parent Termination Fee	Section 9.5(e)
Per Share Adjustment Amount	Section 2.1(c)(i)
Permitted Supplement	Section 6.8(b)
Proxy Statement	Section 6.5(b)
Representatives	Section 6.6
Sanarus	Section 5.4
Schedule 14D-9	Section 2.2(b)
Schedule TO	Section 2.1(j)
Section 16	Section 6.14(a)
Stock Consideration	Section 2.1(a)
Stock Consideration Cap	Section 2.1(e)
Stock Election	Section 2.1(d)
Stock Merger Consideration	Section 3.8(a)
Stock Merger Consideration Cap	Section 3.8(e)(iii)
Stock Merger Election	Section 3.8(a)
Stock Proration Factor	Section 2.1(e)(ii)
Superior Proposal	Section 6.7(e)(ii)
Surviving Corporation	Section 3.1
Surviving Corporation Certificate	Section 3.5
Tender Agreement	Recital D
Termination Date	Section 9.3(a)
Transfer Taxes	Section 6.18
ARTICLE 2
THE OFFER
     Section 2.1 The Offer.
          (a) Promptly after the date of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to (and Merger Sub shall, and Parent shall cause Merger Sub to, use its commercially reasonable efforts to within 10 days after the date hereof), commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer to purchase all Company Shares for the Stock Consideration or the Cash Consideration, at the election of the Stockholders, and otherwise as herein provided. In the Offer, each Company Share accepted by Merger Sub in accordance with the terms and subject to the conditions of the Offer shall be exchanged for the right to receive from Merger Sub, at the election of the holder: (i) $1.35 in cash, without interest (as adjusted pursuant to Section 2.1(c)(i), the “Cash Consideration”), or (ii) .7764 shares of Parent Common Stock (as adjusted pursuant to Section 2.1(c)(ii), the “Stock Consideration”), in each case subject to proration as set forth in Section 2.1(e).

          (b) The obligation of Merger Sub to accept for payment or exchange, and to pay for or exchange, Company Shares pursuant to the Offer shall be subject only to the Minimum Condition (as defined in Annex A hereto) and to the other conditions set forth in Annex A attached hereto (collectively, the “Offer Conditions”). Merger Sub expressly reserves the right, in its sole discretion and without the consent of the Company, to increase the consideration payable pursuant to the Offer, provided the Cash Consideration does not exceed 50% of the total consideration payable in the Offer, and to waive any condition of the Offer, provided that the conditions described in clauses (b) and (c)(ii), (iii), (iv) and (v) of the Offer Conditions shall not be waivable. Subject to satisfaction or waiver (if permitted pursuant to the foregoing) of the Offer Conditions as of the Expiration Date and to the extension rights described in Section 2.1(i) below, Merger Sub shall, and Parent shall cause Merger Sub to, promptly accept for payment or exchange all Company Shares that have been validly tendered and not withdrawn pursuant to the Offer, and Merger Sub shall not otherwise extend the Offer. The Company agrees that no Company Shares held by the Company or any of its Subsidiaries will be tendered in the Offer. Without the consent of the Company, Merger Sub shall not (i) reduce the number of Company Shares subject to the Offer, (ii) reduce the Cash Consideration or Stock Consideration, (iii) waive or modify the Minimum Condition, (iv) add to or modify any Offer Conditions or amend any term of the Offer set forth in this Agreement, in each case, in any manner materially adverse to the holders of Company Shares, or (v) change the form of consideration.
          (c) In the event that on or before consummation of the Offer Parent and the Company receive the items described on Schedule 6.21 according to the terms thereof, and the amount of the Galil Termination Fee exceeds (the amount of such excess, if any, the “Galil Adjustment Amount”) the amount Parent pays to Galil under Section 6.21(a), if any (such amount actually paid by Parent to Galil, the “Galil Payment”):
               (i) the Cash Consideration shall be increased by the quotient obtained by dividing (A) the Galil Adjustment Amount, by (B) the total number of Company Shares outstanding on the date hereof (the “Per Share Adjustment Amount”); and
               (ii) the Stock Consideration shall be increased by a fraction of a share of Parent Common Stock equal to the quotient obtained by dividing (A) the Per Share Adjustment Amount, by (B) $1.61.
          (d) Subject to Sections 2.1(e), (f) and (g), each holder of Company Shares shall be entitled to elect (i) the number of Company Shares which such holder desires to exchange for the right to receive the Cash Consideration (a “Cash Election”), and (ii) the number of Company Shares which such holder desires to exchange for the right to receive Stock Consideration (a “Stock Election”). For the avoidance of doubt, a holder of Company Shares shall be permitted to make a Stock Election with respect to a portion of such holder’s Company Shares and make a Cash Election with respect to such holder’s other Company Shares. Any Cash Election or Stock Election shall be referred to herein as an “Election,” and shall be made on a form furnished by Merger Sub for that purpose, included as part of the letter of election and transmittal accompanying the Offer, each in a form that is reasonably satisfactory to the Company. Holders of record who hold Company Shares as nominees, trustees or in other representative capacities may submit multiple Forms of Election on behalf of their respective beneficial holders.
          (e) The maximum aggregate amount of cash payable pursuant to the Offer shall be equal to (x) the Cash Consideration multiplied by (y) 50% of the total number of Company Shares outstanding that are tendered (and not withdrawn) and accepted for purchase pursuant to the Offer (such amount, the “Cash Consideration Cap”). The maximum aggregate amount of Stock Consideration issuable pursuant to the Offer shall be (x) the Stock Consideration multiplied by (y) 75% of the total number of Company Shares outstanding that are tendered (and not withdrawn) and accepted for exchange pursuant to the Offer (such amount, the “Stock Consideration Cap”), provided that in no event shall the Stock Consideration Cap exceed the product of: (1) the amount equal to (A) 19.9% of the number of shares of Parent Common Stock outstanding immediately prior to the consummation of the Offer, less (B) the product of (y) the total number of Company Shares issuable upon exercise of the then outstanding Company Warrants and (z) the Stock Merger Consideration, multiplied by (2) the quotient obtained by dividing (y) the total number of Company Shares outstanding that are tendered (and not withdrawn) and accepted for purchase pursuant to the Offer, by (z) the total number of Company Shares outstanding as of such date.
               (i) If the total number of Cash Elections would require aggregate cash payments in excess of the Cash Consideration Cap, all such Elections shall be subject to proration as follows. For each Cash Election, the number of Company Shares that shall be converted into the right to receive the Cash Consideration shall be (A) the total number of Company Shares subject to such Cash Election multiplied by (B) the Cash Proration Factor, rounded down to the nearest whole Company Share. The “Cash Proration Factor” means a fraction (x) the numerator of which shall be the Cash Consideration Cap and (y) the denominator of which shall be the product of the aggregate number of Company Shares subject to all Cash Elections made by all holders of Company Shares, multiplied by the Cash Consideration. All Company Shares subject to a Cash Election, other than Company Shares converted into the right to receive the Cash Consideration in accordance with this Section 2.1(e)(i), shall be converted into the right to receive the Stock Consideration. All prorations resulting from this Section 2.1(e)(i) shall be applied on a pro rata basis, such that each Stockholder who tenders Company Shares subject to a Cash Election bears its proportionate share of the proration, based on the percentage of the total Company Shares subject to a Cash Election tendered by such Stockholder to the aggregate Company Shares tendered subject to Cash Elections.
               (ii) If the total number of Stock Elections would require the issuance in the aggregate of a number of shares of Parent Common Stock in excess of the Stock Consideration Cap, such Elections shall be subject to proration as follows. For each Stock Election, the number of Company Shares that shall be converted into the right to receive the Stock Consideration shall be (i) the total number of Company Shares subject to such Stock Election multiplied by (ii) the Stock Proration Factor, rounded down to the nearest whole Company Share. The “Stock Proration Factor” means a fraction (x) the numerator of which shall be the Stock Consideration Cap and (y) the denominator of which shall be the product of the aggregate number of Company Shares subject to all Stock Elections made by all holders of Company Shares, multiplied by the Stock Consideration. All Company Shares subject to a Stock Election, other than that number converted into the right to receive the Stock Consideration in accordance with this Section 2.1(e)(ii), shall be converted into the right to receive the Cash Consideration. All prorations resulting from this Section 2.1(e)(ii) shall be applied on a pro rata basis, such that each Stockholder who tenders subject to a Stock Election bears its proportionate share of the proration, based on the percentage of the total Company Shares subject to a Stock Election tendered by such Stockholder to the aggregate Company Shares tendered subject to Stock Elections.
          (f) Each Company Share validly tendered but which is not the subject of a valid Election shall be deemed to be tendered subject to the following Elections:
               (i) If the Cash Elections exceed the Cash Consideration Cap such that proration of Cash Elections occur, Company Shares validly tendered without a valid Election will be deemed tendered subject to a Stock Election;
               (ii) If the Stock Elections exceed the Stock Consideration Cap such that proration of Stock Elections occurs, Company Shares validly tendered without a valid Election will be deemed tendered subject to a Cash Election; and
               (iii) If no proration occurs, Company Shares validly tendered without a valid Election will be deemed tendered subject to a Stock Election to the extent of the Stock Consideration Cap remaining after taking into account the aggregate Stock Elections made by those Stockholders who affirmatively made Elections in the Offer. If such deemed tendered Company Shares will cause Stock Elections to exceed the Stock Consideration Cap, then (A) such excess deemed tendered Company Shares will be deemed tendered subject to a Cash Election, and (B) the aggregate Cash Consideration and Stock Consideration to be paid based on such deemed Elections will be allocated on a pro rata basis among all Company Shares tendered by those Stockholders who validly tendered Company Shares but did not specify an Election, such that each such Company Share is exchanged for the same proportion of Cash Consideration and Stock Consideration, based on the respective percentages of aggregate Cash Consideration and Stock Consideration to be paid based on such deemed Elections.
          (g) No fractional shares of Parent Common Stock shall be issued in the Offer, and fractional share interests will not entitle the owner thereof to vote or to any other rights of a Parent Stockholder. In lieu thereof, each holder of Company Shares tendered in the Offer who would be entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Elections made by such holder) shall receive an amount in cash (without interest) equal to the product obtained by multiplying (i) such fractional share interest to which such holder would otherwise be entitled by (ii) the closing price per share of Parent Common Stock as reported on the Nasdaq on the date of the Offer Closing.
          (h) If, between the date of this Agreement and the Offer Closing, the outstanding shares of Parent Common Stock or the Company Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Cash Consideration, the Stock Consideration, the Cash Consideration Cap, the Stock Consideration Cap, the Cash Proration Factor and the Stock Proration Factor shall be correspondingly adjusted as and if appropriate to provide the holders of Company Shares tendered pursuant to the Offer the same economic effect as contemplated by this Agreement as if such event had not occurred.
          (i) Subject to the terms and conditions thereof, the Offer shall remain open until at least 5:00 p.m., New York City time, on the 20th business day (as defined in Rule 14d-1 under the Exchange Act) following the commencement of the Offer (the “Expiration Date,” unless extended, in which case any expiration time and date established pursuant to an extension of the Offer permitted under the terms of this Agreement shall be the “Expiration Date”); provided, however, that, subject to the rights of Parent and/or Merger Sub under Article IX, Merger Sub:
               (i) shall, and Parent shall cause Merger Sub to, from time to time extend the Offer, in increments of no more than ten Business Days each, if at the initial or any subsequent scheduled Expiration Date any of the Offer Conditions shall not have been satisfied or waived (to the extent permitted by this Agreement), until such time as all such conditions are satisfied or waived (to the extent permitted by this Agreement); provided, that Merger Sub shall not be required to extend the Offer if at the then scheduled Expiration Date Parent or Merger Sub is permitted to terminate this Agreement pursuant to Article IX and does so terminate this Agreement;
               (ii) shall, and Parent shall cause Merger Sub to, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer; and
               (iii) may extend the Offer on one occasion only for no more than ten Business Days if all of the Offer Conditions have been satisfied or waived, but less than 90% of the total Company Shares on a fully diluted basis have been validly tendered and not properly withdrawn at the otherwise scheduled Expiration Date.
     In each of the above cases, Parent shall cause Merger Sub to extend the Offer from time to time in accordance with this Section 2.1(i) for the shortest time periods which it reasonably believes are necessary until consummation of the Offer if the Offer Conditions shall not have been satisfied or waived, so long as this Agreement shall not have been terminated in accordance with Article IX hereof.
          (j) On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC (i) a Tender Offer Statement on Schedule TO with respect to the Offer (together with any amendments or supplements thereto, the “Schedule TO”) and (ii) a registration statement on Form S-4 with respect to the offer and sale of Parent Common Stock pursuant to the Offer and the Merger (together with any amendments or supplements thereto, the “Form S-4”). Each of Parent, Merger Sub and the Company shall use its commercially reasonable efforts to cause the Form S-4 to be declared effective by the SEC as promptly as practicable. The Schedule TO, the prospectus included in the Form S-4, and the form of election and transmittal are referred to herein as the “Offer Documents.” Each of Parent, Merger Sub and the Company shall use its commercially reasonable efforts to cause the Offer Documents to be disseminated to Stockholders to the extent required by applicable Law. Parent shall cause the Schedule TO and the Form S-4 to comply in all material respects with the provisions of applicable Law and, on the date filed with the SEC, on the date first published, sent or given to the Stockholders and on the date of any sale thereunder, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or agreement is made by Parent or Merger Sub with respect to information supplied by the Company in writing for inclusion in the Schedule TO or the Form S-4. The Company shall promptly furnish to each of Parent and Merger Sub all information concerning the Company and its stockholders that is required or reasonably requested by either Parent or Merger Sub in connection with such actions. Each of Parent, Merger Sub and the Company agrees to promptly correct any information provided by it for use in the Schedule TO or Form S-4 if and to the extent that it shall have become false or misleading in any material respect, and Parent and Merger Sub further agree to take all steps necessary to cause the Schedule TO and Form S-4 as so corrected to be filed with the SEC and disseminated to the holders of the Company Shares, in each case as and to the extent required by applicable Law. The Company and its counsel shall be given a reasonable opportunity prior to filing with the SEC to review and comment on the Schedule TO and the Form S-4, and all amendments thereto. Parent and Merger Sub further agree to promptly advise the Company of any comments or other communications (and promptly provide copies of any such written materials or reasonably detailed summaries of any oral communications) that Parent or Merger Sub or their counsel or representatives may receive from the SEC or its staff with respect to the Schedule TO or Form S-4 or any other securities filings of Parent or Merger Sub related to the Offer, the Merger or the transactions contemplated hereby or thereby.
          (k) Parent and Merger Sub shall comply in connection with the Offer with the obligations respecting prompt payment and announcement under the Exchange Act, and, without limiting the generality of the foregoing, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment, and pay for, all Company Shares validly tendered and not withdrawn pursuant to the Offer promptly following the acceptance of such Company Shares for payment pursuant to the Offer and this Agreement. Parent shall provide or cause to be provided to Merger Sub on a timely basis all funds and shares of Parent Common Stock necessary to purchase or exchange any Company Shares that Merger Sub becomes obligated to purchase or exchange pursuant to the Offer.
          (l) Merger Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer such amounts as it reasonably determines it is required to deduct and withhold with respect to the making of such payment under the Code or under any other applicable Law. To the extent that amounts are so withheld by Merger Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholders, in respect to which such deduction and withholding was made by Merger Sub. Any amounts deducted and withheld pursuant to this Section 2.1(l) shall be promptly remitted by Merger Sub to the appropriate Tax authority in accordance with applicable Law.
     Section 2.2 Company Action.
          (a) The Company hereby consents to the Offer and, to the extent that no Company Change in Recommendation shall have occurred in accordance with Section 6.7, to the inclusion in the Offer Documents of the recommendation of the Company Board set forth in Section 5.2(b).
               (i) The Company shall use its commercially reasonable efforts to file with the SEC, on the date the Offer Documents are filed with the SEC (but if not so filed, promptly thereafter), a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (as amended or supplemented from time to time, the “Schedule 14D-9”), reflecting, subject to the provisions of Section 6.7, the Company Board’s recommendation that the Stockholders accept and tender their Company Shares pursuant to the Offer and the Company Board’s approval of this Agreement, and otherwise reflecting the terms and conditions of this Agreement in all material respects and including the information regarding Parent’s designees to the Company Board pursuant to Section 2.3 to the extent (y) required therein under Rule 14(f) of the Exchange Act, and (z) Parent shall have theretofore provided the information required by Section 2.3 to the Company a reasonable time prior to such filing.
               (ii) The Company shall use its commercially reasonable efforts to disseminate the Schedule 14D-9 and the Proxy Statement to the holders of Company Shares at the times and to the extent required by applicable Law.
          (b) The Schedule 14D-9 (including the information regarding Parent’s designees to the Company Board) and the Proxy Statement will comply in all material respects with the provisions of applicable Law and, on the date filed with the SEC and on the date first published, sent or given to the Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or agreement is made by the Company with respect to information supplied by Parent or Merger Sub in writing for inclusion in the Schedule 14D-9 and the Proxy Statement. Each of Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent, Merger Sub and Parent’s designees to the Company Board that is required or reasonably requested by the Company in connection with such actions. The Company, Parent and Merger Sub each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 and the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 and the Proxy Statement as so corrected to be filed with the SEC and disseminated to the holders of the Company Shares, in each case as and to the extent required by applicable Law. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9, the Proxy Statement and all amendments and supplements thereto prior to filing with the SEC. The Company further agrees to promptly advise Parent of any comments or other communications (and promptly provide copies of any such written materials or reasonably detailed summaries of any oral communications) that the Company or its counsel or representatives may receive from the SEC or its staff with respect to the Schedule 14D-9, the Proxy Statement or any other securities filings of the Company related to the Offer, the Merger or the transactions contemplated hereby or thereby.
          (c) In connection with the Offer and the mailing of the Offer Documents, the Company will promptly furnish Parent and Merger Sub with mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of the Company Shares as of the most recent date practicable and shall furnish Merger Sub with such additional information and assistance (including, without limitation, updated stockholder lists, mailing labels and lists of securities positions) as Merger Sub or its agents may reasonably request. Except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent, Merger Sub and their respective affiliates, associates, agents and advisors shall use the information contained in any such labels, listings and files only in connection with the Offer and the Merger, shall treat such information and materials in accordance with the terms and conditions of the Confidentiality Agreement, and, if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession promptly upon the request of the Company.
     Section 2.3 Board of Directors and Committees; Section 14(f).
          (a) Promptly upon the purchase by Merger Sub of Company Shares pursuant to the Offer and from time to time thereafter (for so long as Parent or Merger Sub owns such Company Shares), Parent shall be entitled to designate up to such number of directors, rounded down to the nearest whole number, but constituting at least a majority of the directors, on the Company Board as will give Parent representation on the Company Board equal to the product of the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 2.3) and the percentage that the number of Company Shares beneficially owned by Parent and Merger Sub bears to the total number of then outstanding Company Shares, and the Company shall use all commercially reasonable efforts to, upon request by Parent, promptly, at the Company’s election, either increase the size of the Company Board or secure the resignation of such number of directors as is necessary to enable Parent’s designees to be so elected or appointed to the Company Board and to cause Parent’s designees to be so elected or appointed. At such times, the Company will use its best efforts to cause persons designated by Parent and duly elected or appointed to constitute the chairman and a majority of each committee of the Company Board, other than any committee of the Company Board, if any, established to take action under this Agreement. Notwithstanding the foregoing, the Company shall use all commercially reasonable efforts to ensure that three of the members of the Company Board as of the date hereof shall remain members of the Company Board until the Effective Time. Parent shall designate an adequate number of persons so that the audit committee of the Company has at least three members, and each of the persons designated by Parent to serve on the audit committee of the Company shall be an “independent director” as defined by Rule 5605(a)(2) of the Nasdaq Marketplace Rules and eligible to serve on the Company’s audit committee under the Exchange Act and Nasdaq Marketplace Rules, and at least one of whom shall be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and the instructions thereto. If the number of directors who are members of the Company Board as of the date hereof is reduced below three prior to the Effective Time, the remaining directors who are members of the Company Board as of the date hereof or their designees (or if there is only one such director, that remaining director) shall be entitled to designate a person (or persons) to fill such vacancy (or vacancies).
          (b) The Company’s obligation to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Subject to the Parent’s compliance with the final sentence of this Section 2.3(b), the Company shall promptly take all actions, including filing an amendment to the Schedule 14D-9 (and disseminating such amendment to the Stockholders to the extent required by applicable Law) containing such information with respect to the Company and its officers and directors and Parent’s designees as Section 14(f) and Rule 14f-1 require, in order to fulfill its obligations under this Section. Parent shall timely supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Parent shall use its commercially reasonable efforts to provide such information to enable it to be filed with the SEC in the Schedule 14D-9 on the date the Offer Documents are filed with the SEC.
          (c) Following the election or appointment of Parent’s designees pursuant to this Section 2.3 and prior to the Effective Time, any amendment of this Agreement, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Sub or waiver of any of the Company’s rights hereunder or other action adversely affecting the rights of Stockholders (other than Parent or Merger Sub), will require the approval of a majority of the directors of the Company who were directors as of the date hereof or their designees appointed under the last sentence of Section 2.3(a).
     Section 2.4 Short Form Merger. If, after the consummation of the Offer, the number of Company Shares beneficially owned by Parent, Merger Sub and Parent’s other Subsidiaries collectively represent at least 90% of the then outstanding Company Shares, Parent shall cause Merger Sub to cause the Merger to be completed as promptly as reasonably practicable as provided in Section 253 of the DGCL, and otherwise as provided in Article III below, and the Company shall execute and deliver such documents and instruments and take such other actions as Parent or Merger Sub may request, in order to cause the Merger to be so completed.
ARTICLE 3
THE MERGER
     Section 3.1 The Merger. Subject to the satisfaction or waiver (to the extent permitted hereunder and by applicable Law) of the conditions set forth in Article VII hereof, at the Effective Time and subject to and upon the terms and conditions set forth in this Agreement and the applicable provisions of the DGCL, (i) the Company shall be merged with and into Merger Sub, (ii) the separate corporate existence of the Company shall thereupon cease, (iii) Merger Sub shall continue as the surviving corporation (the “Surviving Corporation”), (iv) the Surviving Corporation shall continue to be governed by the DGCL and shall become a wholly-owned Subsidiary of Parent, and (v) all the properties, rights, privileges and powers of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation; provided, that under certain circumstances described in Section 3.8(g), in the Merger, Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving corporation, in which case such surviving corporation will be referred to herein as the “Surviving Corporation”.

     Section 3.2 Closing; Effective Time.
          (a) The closing of the Merger (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 3161 Michelson Drive, Irvine, CA 92612, at 10:00 A.M., California time, on the third Business Day following the satisfaction or, to the extent permitted hereunder and by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, subject to such satisfaction or waiver thereof), or at such other place or at such other time or on such other date as Parent and the Company mutually agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.”
          (b) The Merger shall become effective upon the later of (the “Effective Time”) (i) the date of filing of a properly executed Certificate of Merger relating to the Merger with the Secretary of State of Delaware in accordance with the DGCL, and (ii) at such later time on such date as the parties shall agree and set forth in such Certificate of Merger. The filing of the Certificate of Merger referred to above shall be made as soon as practicable on the Closing Date.
     Section 3.3 Effects of the Merger. The Merger shall have the effects provided for herein and in the applicable provisions of the DGCL.
     Section 3.4 Tax-Free Reorganization. The parties intend to adopt this Agreement as a plan of reorganization within the meaning of Sections 354(a) and 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and to consummate the Merger in accordance with Section 368(a)(1) of the Code.
     Section 3.5 Certificate of Incorporation; Bylaws. The certificate of incorporation of Merger Sub (or, if the Company is the surviving corporation in the Merger, the Company) in effect immediately prior to the Effective Time, which shall in the case of the Merger Sub be in a customary form, reasonably acceptable to Parent and the Company, shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Corporation Certificate”), until duly amended as provided therein or by applicable Law, except that in the case of the Merger Sub Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety at the Effective Time to read as follows: “The name of the corporation shall be Endocare, Inc.” The bylaws of Merger Sub in effect immediately prior to the Effective Time, which shall be in customary form, reasonably acceptable to Parent and the Company, shall be the bylaws of the Surviving Corporation, until duly amended as provided therein or by applicable Law.
     Section 3.6 Directors and Officers. From and after the Effective Time, the directors and officers of Merger Sub shall be the directors and officers of the Surviving Corporation, to serve until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Surviving Corporation Certificate (as amended from time to time), the Surviving Corporation’s bylaws, and the DGCL.
     Section 3.7 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments,

assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Merger Sub, as applicable, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such companies or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.
     Section 3.8 Conversion of Shares of the Company and Merger Sub. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any Company Shares or any shares of Capital Stock of Merger Sub:
          (a) Each Company Share issued and outstanding immediately prior to the Effective Time (other than any Company Shares described in Sections 3.8(b) and (c) and Dissenting Shares) shall be converted into the right to receive, at the election of the holder thereof, one of the following (the “Merger Consideration”): (i) for each Company Share with respect to which an election to receive cash has been effectively made and not revoked (a “Cash Merger Election”), the Cash Consideration (the “Cash Merger Consideration”); and (ii) for each Company Share with respect to which an election to receive Parent Common Stock has been effectively made and not revoked (a “Stock Merger Election”), the Stock Consideration (the “Stock Merger Consideration”), in each case subject to proration as set forth in Sections 3.8(e)(iii) and (iv) and payable without interest to the holder of such Company Share upon surrender thereof in the manner provided in Section 3.12.
          (b) Each Company Share that is owned by Parent or Merger Sub or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor.
          (c) Each Company Share that is held in the treasury of the Company or owned by the Company or any of its wholly-owned Subsidiaries immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor.
          (d) Each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation and shall be registered in the name of Parent in the register of the Surviving Corporation, and such shares of common stock shall constitute the only outstanding shares of common stock of the Surviving Corporation.

          (e) Election of Merger Consideration.
               (i) Each Person who, on or prior to the Election Date, is a record holder of Company Shares shall be entitled, with respect to all or any portion of such holder’s Company Shares, to make a Stock Merger Election or Cash Merger Election on the basis set forth in this Section 3.8(e). For the avoidance of doubt, a holder of Company Shares shall be permitted to make a Stock Merger Election with respect to a portion of such holder’s Company Shares and make a Cash Merger Election with respect to such holder’s other Company Shares. Any Cash Merger Election or Stock Merger Election shall be referred to herein as a “Merger Election,” and shall be made on a form furnished by Parent for that purpose and reasonably satisfactory to the Company (a “Form of Merger Election”), which form may be part of the letter of election and transmittal delivered to former Stockholders promptly following the Merger. Holders of record who hold Company Shares as nominees, trustees or in other representative capacities may submit multiple Forms of Merger Election on behalf of their respective beneficial holders. Any Company Shares as to which the holder has not submitted a properly completed Merger Election by the close of business on the Election Date shall be deemed to have made no Merger Election and be treated as specified in subparagraph (e)(iv) below. Parent shall prepare and mail, or cause to be prepared and mailed, promptly following the Merger, a Form of Merger Election. Any former Stockholder’s Merger Election shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time, on the date that is thirty days after the date that Forms of Merger Election are sent to former Stockholders (the “Election Date”), (1) a Form of Merger Election duly completed and validly executed in accordance with the instructions thereto, and (2) such other documents as may be required pursuant to such instructions, together with Certificates to which such Form of Merger Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company, or Book-Entry Shares as set forth in Section 3.12.
               (ii) The determination of the Exchange Agent shall be binding as to whether or not elections to receive the Stock Merger Consideration or the Cash Merger Consideration have been properly made with respect to Company Shares and when elections were received by it. Parent and the Exchange Agent shall make all computations as to proration contemplated by Section 3.8(e)(iii) and (iv) (which computations shall be made as soon as practicable following the Election Date), and absent manifest error any such computations shall be conclusive and binding on the former holders of Company Shares. The Exchange Agent may make such reasonable rules as are consistent with this Section 3.8(e) for the implementation of the Merger Elections (and changes thereto and revocations thereof) provided for herein as shall be necessary or desirable fully to effect such Merger Elections (and changes thereto and revocations thereof).
               (iii) The maximum aggregate amount of cash payable pursuant to the Merger shall be (x) the Cash Merger Consideration multiplied by (y) 50% of the total number of Company Shares canceled pursuant to the Merger (other than Company Shares canceled pursuant to Sections 3.8(b) and (c)), minus the cash value of Dissenting Shares (such amount, the “Cash Merger Consideration Cap”). For purposes of this Section 3.8, the “cash value of Dissenting Shares” assumes that the fair value, or “cash value”, of each Dissenting Share equals the Cash Merger Consideration. The maximum aggregate amount of Stock Merger Consideration issuable pursuant to the Merger shall be (x) the Stock Merger Consideration multiplied by (y) 75% of the total number of Company Shares canceled pursuant to the Merger (other than Company Shares canceled pursuant to Sections 3.8(b) and (c)) (such amount, the “Stock Merger Consideration Cap”), provided that in no event shall the Stock Merger Consideration Cap exceed (A) 19.9% of the number of shares of Parent Common Stock outstanding immediately prior to the consummation of the Offer, less (B) the product of (x) the total number of Company Shares issuable upon exercise of the then outstanding Company Warrants and (y) the Stock Merger Consideration, less (C) the number of shares of Parent Common Stock issued in connection with the consummation of the Offer.
                    (A) If the total number of Cash Merger Elections would require payment of aggregate cash in excess of the Cash Merger Consideration Cap, such Cash Merger Elections shall be subject to proration as follows. For each Cash Merger Election, the number of Company Shares that shall be converted into the right to receive the Cash Merger Consideration shall be (A) the total number of Company Shares subject to such Cash Merger Election, multiplied by (B) the Merger Cash Proration Factor, rounded down to the nearest whole Company Share. The “Merger Cash Proration Factor” means a fraction (x) the numerator of which shall be the Cash Merger Consideration Cap and (y) the denominator of which shall be the product of the aggregate number of Company Shares subject to all Cash Merger Elections made by all holders of Company Shares, multiplied by the Cash Merger Consideration. All Company Shares subject to a Cash Merger Election, other than Company Shares converted into the right to receive the Cash Merger Consideration in accordance with this Section 3.8(e)(iii)(A), shall be converted into the right to receive the Stock Merger Consideration. All prorations resulting from this Section 3.8(e)(iii)(A) shall be applied on a pro rata basis, such that each Stockholder who surrenders Company Shares subject to a Cash Merger Election bears its proportionate share of the proration, based on the percentage of the total Company Shares subject to a Cash Merger Election that are surrendered by such Stockholder to the aggregate Company Shares surrendered subject to Cash Merger Elections.
                    (B) If the total number of Stock Merger Elections would require issuance of aggregate Stock Merger Consideration in excess of the Stock Merger Consideration Cap, such Stock Merger Elections shall be subject to proration as follows. For each Stock Merger Election, the number of Company Shares that shall be converted into the right to receive the Stock Merger Consideration shall be (A) the total number of Company Shares subject to such Stock Merger Election multiplied by (B) the Merger Stock Proration Factor, rounded down to the nearest whole Company Share. The “Merger Stock Proration Factor” means a fraction (x) the numerator of which shall be the Stock Merger Consideration Cap and (y) the denominator of which shall be the product of the aggregate number of Company Shares subject to all Stock Merger Elections made by all former holders of Company Shares multiplied by the Stock Merger Consideration. All Company Shares subject to a Stock Merger Election, other than that number converted into the right to receive the Stock Merger Consideration in accordance with this Section 3.8(e)(iii)(B), shall be converted into the right to receive the Cash Merger Consideration. All prorations resulting from this Section 3.8(e)(iii)(B) shall be applied on a pro rata basis, such that each former Stockholder who surrendered Company Shares subject to a Stock Merger Election bears its proportionate share of the proration, based on the percentage of the total Company Shares subject to a Stock Merger Election that are surrendered by such former Stockholder to the aggregate Company Shares surrendered subject to Stock Merger Elections.

               (iv) Each Company Share canceled in exchange for the right to receive the Merger Consideration but which is not surrendered subject to a valid Merger Election, and any Dissenting Share as to which the holder does not validly perfect, or later waives, withdraws or loses the right to appraisal and payment under the DGCL prior to the Election Date, shall be deemed to be surrendered subject to the following Merger Elections:
                    (A) If the Cash Merger Elections exceed the Cash Merger Consideration Cap such that proration of Cash Merger Elections occur, Company Shares surrendered without a valid Merger Election will be deemed surrendered subject to a Stock Merger Election;
                    (B) If the Stock Merger Elections exceed the Stock Merger Consideration Cap such that proration of Stock Merger Elections occurs, Company Shares surrendered without a valid Merger Election will be deemed surrendered subject to a Cash Merger Election; and
                    (C) If no proration occurs, Company Shares validly surrendered without a valid Merger Election, and any Dissenting Share as to which the holder does not validly perfect, or later waives, withdraws or loses the right to appraisal and payment under the DGCL prior to the Election Date, will be deemed surrendered subject to a Stock Merger Election to the extent of the Stock Merger Consideration Cap remaining after taking into account the Stock Merger Elections made by those former Stockholders who affirmatively made Merger Elections in connection with the Merger. If such surrendered Company Shares will cause Stock Merger Elections to exceed the Stock Merger Consideration Cap, then (x) such excess surrendered Company Shares without a valid Merger Election will be deemed surrendered subject to a Cash Merger Election, and (y) the aggregate Cash Merger Consideration and Stock Merger Consideration to be paid based on such deemed Merger Elections will be allocated on a pro rata basis among all Company Shares surrendered by those former Stockholders who did not surrender subject to a valid Merger Election, and any Dissenting Share as to which the holder does not validly perfect, or later waives, withdraws or loses the right to appraisal and payment under the DGCL prior to the Election Date, such that each such Company Share is exchanged for the same proportion of Cash Merger Consideration and Stock Merger Consideration, based on the respective percentages of aggregate Cash Merger Consideration and Stock Merger Consideration to be paid based on such deemed Merger Elections.
                    (D) Any Dissenting Shares as to which the holder fails to perfect or later waives, withdraws or loses the right to appraisal and payment under the DGCL after the Election Date shall be deemed tendered subject to a Stock Merger Election; provided, however, that if proration occurs pursuant to Section 3.8(e)(iii)(B) or (iv)(C), such Dissenting Shares will be deemed tendered subject to a valid Cash Merger Election. If as a result of the treatment of Dissenting Shares as to which the holder fails to perfect or later waives, withdraws or loses the right to appraisal and payment under the DGCL after the Election Date pursuant to this Section 3.8(e)(iv)(D), the total shares of Parent Common Stock issuable in the Offer and the Merger and upon exercise or conversion of all convertible securities assumed by Parent in the Merger would be more than 19.9% of the total number of shares of Parent Common Stock outstanding at the time of consummation of the Offer, all subsequent Dissenting Shares as to which the holder fails to perfect or later waives, withdraws or loses the right to appraisal and payment under the DGCL after the Election Date, will be deemed tendered subject to a valid Cash Merger Election.
          (f) Notwithstanding anything contained herein, if, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or the Company Shares have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar event, then the Cash Merger Consideration, Stock Merger Consideration, Cash Merger Consideration Cap, Stock Merger Consideration Cap, Merger Cash Proration Factor, and Merger Stock Proration Factor shall be adjusted if and as appropriate to provide the holders of Company Shares cancelled in the Merger the same economic effect as contemplated by this Agreement as if such event had not occurred.
          (g) Notwithstanding anything in this Agreement to the contrary, if the product of (A) the number of shares of Parent Common Stock to be issued in the Offer and the Merger in exchange for Company Shares and (B) the Testing Price (as defined below) of Parent Common Stock as reported on the Nasdaq on the applicable valuation date under Treasury Regulation Section 1.368-1(e)(2) for purposes of testing the continuity of interest requirement under Treasury Regulation Section 1.368-1(e) (such date the “Valuation Date” and such product the “Value of Stock Consideration”) is less than 40% of the sum of the Value of Stock Consideration and the amount of Non-Stock Consideration (as defined below), then the amount of Cash Merger Consideration to be paid in the Merger in exchange for Company Shares shall be reduced and the number of shares of Parent Common Stock issued in the Merger in exchange for Company Shares shall be increased so as to cause such percentage to be equal to 40%. If such an adjustment is required, all Cash Merger Elections shall be subject to proration on a pro-rata basis across all Stockholders making or deemed to be making a Cash Merger Election, such that each Stockholder who makes or is deemed to make a Cash Merger Election bears its proportionate share of the proration, based on the percentage of the aggregate Cash Merger Consideration to which such Stockholder is otherwise entitled pursuant to the Merger under this Agreement to the aggregate Cash Merger Consideration to which all Stockholders that make or are deemed to make a Cash Merger Election are otherwise entitled pursuant to the Merger under this Agreement. All Company Shares subject to a Cash Merger Election, other than Company Shares converted into the right to receive the Cash Merger Consideration in accordance with this Agreement as reduced in accordance with the foregoing sentence, shall be converted into the right to receive the Stock Merger Consideration. The number of shares of Parent Common Stock to be issued under this Section 3.8(g) shall be, along with the number of shares of Parent Common Stock issuable pursuant to valid Merger Elections for stock, subject to the Stock Merger Consideration Cap. If the Parent Common Stock to be issued under this Section 3.8(g) would cause the number of shares of Parent Common Stock to be issued in connection with the Merger to exceed the Stock Merger Consideration Cap, then the prorations in this Section 3.8(g) shall be inapplicable, provided however that the structure of the Merger will change such that Merger Sub will merge with and into the Company. For purposes of this paragraph, the “Non-Stock Consideration” shall mean (a) any cash consideration paid pursuant to the Offer and the Merger, and (b) any other cash or property (other than shares of Parent Common Stock) that is transferred, paid or distributed by Parent (or any Person related to Parent within the meaning of Treasury Regulation Section 1.368-1(e)(3)) to holders of Company Shares in exchange for Company Shares in connection with the Offer and Merger (including any cash paid on account of dissenting Company Shares and in lieu of fractional shares of Parent Common Stock). The “Testing Price” shall be the lowest of the following amounts: (i) the closing Parent Common Stock trading price on the Valuation Date, (ii) the average between the high and low Parent Common Stock trading prices on the Valuation Date, and (iii) the volume weighted average of the trading prices of all Company Shares of Parent Common Stock traded on the Valuation Date. For the avoidance of doubt, this Section 3.8(g) shall not be applicable, the Value of Stock Consideration need not be tested, and no proration shall occur as a result of this Section 3.8(g), if the structure of the Merger has changed as a result of the provisions hereof.
     Section 3.9 Associated Company Share Rights. All references in this Agreement to “Company Shares” shall include, unless the context requires otherwise, the associated preferred share purchase rights (“Company Rights”) issued pursuant to the Rights Agreement, dated as of March 31, 1999, between the Company and Computershare Trust Company N.A. (as successor-in-interest to U.S. Stock Transfer Corporation) (as amended from time to time prior to the Effective Time, the “Company Rights Agreement”), to the extent associated with outstanding Company Shares at the Effective Time.
     Section 3.10 Stock Plans; Convertible Securities.
          (a) At or prior to the closing of the Offer (the “Offer Closing”), and conditioned upon the occurrence of the Offer Closing, all outstanding Company Share Options granted under the Company Stock Plans shall terminate. The Company shall deliver written notice, not less than 15 days prior to the Offer Closing, to all holders of Company Share Options (with copies to Parent) notifying such holders that (i) all vesting and other conditions to exercise of such Company Share Options will be accelerated by virtue of the Offer Closing, and such Company Share Options shall automatically become fully vested and exercisable and be released from any repurchase right immediately prior to the Offer Closing, provided that such acceleration, release and exercise may be conditioned upon the occurrence of the Offer Closing, (ii) if unexercised prior to the Offer Closing, such Company Share Options will automatically terminate in accordance with the terms of the Company Stock Plans and agreements governing such Company Share Options, and (iii) their Company Share Options will be treated as set forth in this Section 3.10(a).
          (b) Immediately prior to the time of the Offer Closing, all remaining forfeiture restrictions with respect to the Company Restricted Stock Units shall expire and the Company Shares underlying such Company Restricted Stock Units shall be issued by the Company. The Company shall deliver Offer Documents and a written notice, not less than 15 days prior to the Offer Closing, to all holders of Company Restricted Stock Units notifying holders that (i) all forfeiture restrictions will expire by virtue of the Offer Closing, and such Company Restricted Stock Units shall automatically be released from any repurchase right immediately prior to the Offer Closing, provided that such acceleration and release may be conditioned upon the occurrence of the Offer Closing, (ii) such holders may participate in the Offer in accordance with the terms thereof, and (iii) if such holders do not so participate in the Offer, their Company Restricted Stock Units will be treated as set forth in Section 3.8. “Company Restricted Stock Units” means the Company restricted stock units issued pursuant to the Company 2004 Stock Incentive Plan.

          (c) The Company shall use its commercially reasonable efforts to secure an agreement to cancel at or before the Closing all outstanding Series A warrants and Series B warrants (collectively, the “Company Warrants”) to acquire Company Shares issued by the Company from each holder of Company Warrants in exchange for a cash payment from the Company as consideration for such cancellation; provided, that the aggregate amount of such cash payments shall not exceed $28,000 without the prior written consent of Parent. To the extent required by the terms of the Company Warrants, the Company shall obtain the consent of each holder of the Company Warrants to the cancellation of such holder’s Company Warrants.
     At the Effective Time, each Company Warrant that is outstanding at such time, whether or not exercisable and whether or not vested, shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted, on the same terms and conditions (including vesting) as applied to such Company Warrant immediately prior to the Effective Time, into a warrant entitling such holder thereof to purchase a number of shares of Parent Common Stock (a “Converted Warrant”) (rounded up to the nearest whole share) equal to the product of (i) the number of Company Shares subject to such Company Warrant as of the Effective Time and (ii) the Stock Consideration, at an exercise price per share of Parent Common Stock (rounded down to the nearest whole cent) equal to the quotient obtained by dividing (A) the aggregate exercise price for the Company Shares subject to such Company Warrant as of the Effective Time by (B) the aggregate number of shares of Parent Common Stock subject to such Converted Warrant after giving effect to the adjustments in this Section 3.10(c).
          (d) At the time of the Offer Closing, all Company Shares underlying vested Company Deferred Stock Units shall be issued by the Company in a manner consistent with the requirements of Section 409A of the Code. The Company shall deliver Offer Documents and a written notice, not less than 15 days prior to the Offer Closing, to all holders of vested Company Deferred Stock Units notifying holders that (i) the Company Shares underlying such vested Company Deferred Stock Units will be paid out by virtue of the Offer Closing, provided that such acceleration may be conditioned upon the occurrence of the Offer Closing, (ii) such holders may participate in the Offer in accordance with the terms thereof, and (iii) if such holders do not so participate in the Offer, such Company Shares will be treated as set forth in Section 3.8. At or prior to the Closing, and conditioned upon the occurrence of the Closing, all unvested Company Deferred Stock Units, and the Company Employee Deferred Stock Unit Program and Company Non-Employee Director Deferred Stock Unit Program, shall have been cancelled and terminated. “Company Deferred Stock Units” means the Company deferred stock units issued under the Company Employee Deferred Stock Unit Program and the Company Non-Employee Director Deferred Stock Unit Program.
          (e) The Company shall ensure that following the Effective Time, no holder of a Company Restricted Stock Unit, Company Deferred Stock Unit or Company Share Option (or former holder thereof) or any current or former participant in any Company Stock Plan shall have any right thereunder to acquire any Capital Stock of the Company, any Company Subsidiary or the Surviving Corporation or any other equity interest therein (including “phantom” stock or stock appreciation rights), excluding any grants made or directed by Parent or its Affiliates, including Merger Sub.

     Section 3.11 Exchange Fund. Prior to the Effective Time, Parent shall appoint a commercial bank or trust company, or a Subsidiary thereof, reasonably acceptable to the Company, to act as exchange agent hereunder for the purpose of exchanging Certificates and Book-Entry Shares for the Merger Consideration (the “Exchange Agent”). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of Company Shares, (a) the maximum shares of Parent Common Stock issuable as the aggregate Stock Merger Consideration portion of the Merger Consideration pursuant to Section 3.8, (b) cash or a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 3.13) equal to the maximum amount of cash payable as the aggregate Cash Merger Consideration portion of the Merger Consideration pursuant to Section 3.8, and (c) cash, from time to time as required to make payments in lieu of any fractional shares pursuant to Section 3.12(e) or with respect to dividends or other distributions payable pursuant to Section 3.12(b). The Parent Common Stock and cash deposited with the Exchange Agent is referred to herein as the “Exchange Fund.”
     Section 3.12 Exchange of Shares.
          (a) As promptly as practicable following the Effective Time, Parent shall cause the Exchange Agent to (and Parent shall use its commercially reasonable efforts to cause the Exchange Agent to within three Business Days after the Effective Time) mail to each holder of record of an outstanding certificate or certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Company Shares and each holder of record of uncertificated Company Shares represented by book-entry (“Book-Entry Shares”) which, in each case, were converted into the right to receive the Merger Consideration pursuant to Section 3.8(a), (i) a letter of election and transmittal (which will include the Form of Merger Election), which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and (ii) instructions for effecting the surrender of such Certificates and Book-Entry Shares in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate or Book-Entry Share for cancellation, together with a letter of election and transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate and Book-Entry Shares will be entitled to receive in exchange therefor, (i) promptly thereafter a stock certificate representing the number of whole shares of Parent Common Stock (a “Parent Certificate”) or uncertificated shares of Parent Common Stock (“Parent Book-Entry Shares”), as applicable, that such former holder has the right to receive pursuant to Section 3.8 in respect of the Company Shares formerly represented by such Certificate or Book-Entry Shares after taking into account all Company Shares then held by such former holder, (ii) promptly thereafter a check in amount of U.S. dollars for cash that such former holder has the right to receive pursuant to Section 3.8 in respect of the Company Shares formerly represented by such Certificate or Book-Entry Shares after taking into account all Company Shares then held by such holder (after giving effect to any required withholdings pursuant to Section 3.13), and (iii) a check for cash in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.12(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.12(b), and upon such surrender the Certificates or Book-Entry Shares so surrendered will forthwith be cancelled. No interest will be paid or accrued on Merger

Consideration, cash in lieu of fractional shares, or any unpaid dividends and distributions payable to holders of Certificates or Book-Entry Shares.
          (b) No dividends or other distributions declared with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate or Book-Entry Shares until the holder thereof surrenders such Certificate or Book-Entry Shares in accordance with this Article III. After the surrender of a Certificate or Book-Entry Shares in accordance with this Article III, the record holder thereof will be entitled to receive (i) within 10 Business Days thereafter the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid, without any interest thereon, with respect to the whole shares of Parent Common Stock represented by such Certificate or Book-Entry Shares, and (ii) at the appropriate payment date, the amount of any dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender, with respect to whole shares of Parent Common Stock represented by such Certificate or Book-Entry Shares.
          (c) If any Parent Certificate is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition to the issuance thereof that the Certificate so surrendered is properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange pays to the Exchange Agent, in advance, any transfer or other Taxes required by reason of the issuance of a Parent Certificate in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or establishes to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
          (d) After the Effective Time, there will be no transfers on the stock transfer books of the Company or the Surviving Corporation of Company Shares that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such Company Shares or Book-Entry Shares are presented for transfer to the Exchange Agent, they will be cancelled and exchanged for Merger Consideration as provided in this Article III, promptly after receipt of a properly completed letter of election and transmittal.
          (e) No certificates or script representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional shares interests will not entitle the owner thereof to vote or to any other rights of a Parent Stockholder. In lieu thereof, each holder of Company Shares exchanged pursuant to the Merger who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, upon surrender of such holder’s Certificates and Book-Entry Shares in accordance with this Section 3.12, an amount in cash (without interest) equal to the product obtained by multiplying (i) such fractional share interest to which such holder would otherwise be entitled by (ii) the closing price per share of Parent Common Stock as reported on the Nasdaq on the Closing Date. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders who would otherwise be entitled to fractional share interests subject to and in accordance with the terms of Section 3.12(a).

          (f) Any portion of the Exchange Fund that remains unclaimed as of the six month anniversary of the Effective Time will be paid by the Exchange Agent to Parent. Any former Stockholders who have not theretofore complied with this Article III will thereafter look only to Parent for payment of the Merger Consideration, cash in lieu of fractional shares, and any unpaid dividends and distributions on Parent Common Stock deliverable in respect of each Company Share that such former Stockholder held immediately prior to the Effective Time, in each case, as determined pursuant to this Agreement, and without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, Merger Sub, the Surviving Corporation, the Exchange Agent or any other Person will be liable to any former holder of Company Shares for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.
          (g) In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and delivery of a properly completed letter of election and transmittal and, if reasonably required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any cash in lieu of fractional shares, and any dividend or other distribution payable pursuant to the terms hereof.
          (h) The Exchange Agent will invest any cash included in the Exchange Fund, as directed by Parent. If at any time, the funds held in the Exchange Fund are insufficient to satisfy the obligations of Parent and Merger Sub under this Agreement, Parent shall or shall cause Merger Sub to promptly deposit additional funds into the Exchange Fund such that the funds held in the Exchange Fund are thereafter sufficient to satisfy the obligations of Parent and Merger Sub hereunder. Any interest and other income resulting from such investments will be for the benefit of and paid to Parent.
     Section 3.13 Withholding Rights. Each of Parent, the Surviving Corporation, and the Exchange Agent shall be entitled, with respect to payments made by each such entity, to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement such amounts as it reasonably determines it is required to deduct and withhold with respect to the making of such payment under the Code or under any other applicable Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation, or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholders, in respect to which such deduction and withholding was made by Parent, the Surviving Corporation, or the Exchange Agent, as the case may be. Any amounts deducted and withheld pursuant to this Section 3.13 shall be promptly remitted to the appropriate Tax authority in accordance with applicable Law.
     Section 3.14 Dissenter’s Rights. Notwithstanding anything in this Agreement to the contrary, Company Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has delivered a written demand for appraisal for such shares in accordance with Section 262 of the DGCL (a “Dissenting Stockholder”) shall not be converted into the right to receive the Merger

Consideration as provided in Section 3.8, unless and until such holder fails to perfect or effectively withdraws or otherwise loses such holder’s right to appraisal under the DGCL. A Dissenting Stockholder may receive payment of the fair value of the Company Shares issued and outstanding immediately prior to the Effective Time and held by such Dissenting Stockholder (“Dissenting Shares”) in accordance with the provisions of the DGCL, provided that such Dissenting Stockholder complies with Section 262 of the DGCL. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist and shall represent only the right to receive the fair value thereof in accordance with the DGCL. If, after the Effective Time, any Dissenting Stockholder fails to perfect or effectively withdraws or otherwise loses such Dissenting Stockholder’s right to appraisal, such Dissenting Stockholder’s Dissenting Shares shall thereupon be treated as set forth in Section 3.8(e)(iv). The Company shall give Parent (a) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served on the Company under the DGCL, and (b) the opportunity to participate in and direct all negotiations, proceedings or settlements with respect to demands for appraisal under the DGCL. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with Parent’s prior written consent, settle or offer to settle any such demands.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Except as set forth in the Disclosure Schedule of Parent and Merger Sub attached hereto and delivered concurrently herewith that is arranged in Sections corresponding to the numbered and lettered Sections contained in this Agreement (the “Parent Disclosure Schedule”), or the Parent SEC Reports filed prior to the date hereof, Parent and Merger Sub hereby represent and warrant to the Company as follows:
     Section 4.1 Organization and Qualification.
          (a) Parent is (i) a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing (to the extent the concept of good standing is recognized in the applicable jurisdiction), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed and in good standing as that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent. Merger Sub is a corporation duly organized and validly existing under the laws of the State of Delaware.
          (b) Parent has heretofore furnished to the Company a complete and correct copy of the articles of incorporation and bylaws, each as amended to date, of Parent and a complete and correct copy of the certificate of incorporation and bylaws of Merger Sub. Such articles of incorporation, certificate of incorporation, and bylaws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its articles of incorporation, certificate of incorporation, or bylaws, as applicable. Copies of the minutes of all meetings of shareholders, the Board of Directors, and each committee of the Board of Directors, as applicable, of each of Parent and Merger Sub, in each case since January 1, 2005 through the date hereof, have been made available for inspection by the Company prior to the date hereof and such copies are true and complete.
          (c) Each of Parent’s Subsidiaries is an entity duly created, formed or organized, validly existing and in good standing under the laws of the jurisdiction of its creation, formation or organization. Each of Parent’s Subsidiaries is authorized to conduct its business and is in good standing under the laws of each jurisdiction in which the character of such Subsidiary’s properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. Each of Parent’s Subsidiaries has the requisite power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Parent has made available to the Company a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of each of Parent’s Subsidiaries, each as amended to date, and the certificate of incorporation and bylaws (or similar organizational documents) as so made available are in full force and effect. No Subsidiary of Parent is in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws (or similar organizational documents).
     Section 4.2 Authority.
          (a) Each of Parent and Merger Sub have full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and each of the Ancillary Agreements to which it is or will be party and the consummation by it of the Transactions have been duly and validly authorized by the Parent Board and the Merger Sub Board, as applicable. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Agreement or to consummate the Transactions. This Agreement has been, and upon their execution and delivery each of the Ancillary Agreements to which Parent or Merger Sub is or will be a party has or, with respect to the Ancillary Agreements to be entered into after the date hereof as of delivery, will have been, duly executed and delivered by Parent or Merger Sub, as applicable. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which Parent or Merger Sub is or, with respect to the Ancillary Agreements to be entered into after the date hereof, will be, a party do or will as of the date of delivery constitute, the legal, valid and binding obligations of Parent or Merger Sub, as applicable, enforceable against Parent or Merger Sub in accordance with their respective terms.
          (b) The Parent Board, at a meeting duly called, and held on May 8, 2009, approved this Agreement, the Offer, the Merger, the Ancillary Agreements to which it is a party and the other Transactions.
          (c) The Merger Sub Board, by unanimous written consent, dated as of June 3, 2009, (i) determined that this Agreement, the Offer, the Merger, the Ancillary Agreements and the Transactions would be advisable and fair to, and in the best interests of Merger Sub and of

Parent as its sole stockholder, (ii) approved this Agreement, the Offer, the Merger, the Ancillary Agreements and the other Transactions to which it is a party, and (iii) recommended that Parent, in its capacity as the sole stockholder of Merger Sub, vote to approve this Agreement, the Offer, the Merger and the other Transactions.
     Section 4.3 No Conflict; Required Filings and Consents.
          (a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and each of the Ancillary Agreements to which Parent or Merger Sub is or will be a party, and the consummation of the Transactions, do not and will not:
               (i) conflict with or violate the articles of incorporation or bylaws (or equivalent organizational documents) of Parent or any of the Parent Subsidiaries;
               (ii) conflict with or violate any Law applicable to Parent or any of the Parent Subsidiaries or by which any property or asset of Parent or any of the Parent Subsidiaries is bound; or
               (iii) except as set forth on Schedule 4.3(a)(iii) of the Parent Disclosure Schedule, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of Parent or any of the Parent Subsidiaries under, or result in the creation of any Encumbrance on any property, asset or right of Parent or any of the Parent Subsidiaries pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which Parent or any of the Parent Subsidiaries is a party or by which any of their respective properties, assets or rights are bound; except, in the case of clauses (ii) and (iii), for any such conflicts, breaches, defaults or other occurrences that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.
          (b) Neither Parent nor any of the Parent Subsidiaries is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Parent or Merger Sub of this Agreement and each of the Ancillary Agreements to which Parent and Merger Sub is or will be a party or the consummation by Parent or Merger Sub of the Transactions, except for filing the Certificate of Merger pursuant to Section 3.2(b) and such filings, notices, authorizations, approvals, orders permits or consents as may be required by any applicable federal or state securities or “blue sky” Laws or national securities exchange regulations.
     Section 4.4 Capitalization.
          (a) As of the date hereof, the authorized Capital Stock of Parent consists of 100,000,000 shares of Capital Stock (the “Parent Capital Stock”), divided into 70,000,000 shares of Parent Common Stock and 30,000,000 shares of preferred stock, no par value (the “Parent

Preferred Stock”). As of the date hereof, (i) 38,045,146 shares of Parent Common Stock are issued and outstanding, (ii) no shares of Parent Preferred Stock are issued or outstanding, (iii) 2,226,615 shares of Parent Common Stock are issuable upon exercise or payout of currently outstanding stock options previously granted under Parent stock incentive plans; and (iv) 2,587,866 shares of Parent Common Stock remain available for future awards under Parent’s 2004 Stock Incentive Plan. Each issued and outstanding share of Parent Capital Stock is, and each share of Parent Capital Stock reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which it is issuable, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights or similar rights, and has been, or will be, issued in compliance in all respects with applicable Law and Parent’s bylaws and articles of incorporation.
          (b) Except for the items described above in subsection (a) and under this Agreement and except as described on Schedule 4.4(b) of the Parent Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other Contract and also including any rights plan or other similar agreement, obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Parent Capital Stock or obligating Parent to grant, extend or enter into any such commitment or other Contract. Except as described on Schedule 4.4(b) of the Parent Disclosure Schedule, as of the date hereof, there are no obligations, contingent or otherwise, of Parent to (i) repurchase, redeem or otherwise acquire any shares of Parent Capital Stock or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person (other than Parent Subsidiaries). There are no outstanding stock appreciation rights or similar derivative securities or rights of Parent. There are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. There are no voting trusts, irrevocable proxies or other Contracts to which Parent is a party or is bound with respect to the voting of any shares of Parent Capital Stock.
          (c) Each of the issued and outstanding common stock of Merger Sub has been duly authorized and validly issued, is fully paid and nonassessable, has not been issued in violation of any preemptive or similar rights, and has been issued in compliance in all respects with all applicable Laws and the provisions of its certificate of incorporation, and Parent owns, directly or indirectly, one hundred percent of the outstanding common stock of Merger Sub. There are no (i) securities convertible into or exchangeable for common stock or other securities of Merger Sub, or (ii) subscriptions, options, warrants, puts, calls, phantom stock rights, stock appreciation rights, stock-based performance units, agreements, understandings, claims or other Contracts or rights of any type granted or entered into by Parent or Merger Sub relating to the issuance, sale, repurchase or transfer of any securities of Merger Sub or that give any Person, other than Parent, the right to receive any economic benefit or right similar to or derived from the economic benefits and rights of securities of Merger Sub.
          (d) Each share of Parent Common Stock to be issued pursuant to the Offer or the Merger has been duly authorized, and upon issuance in accordance with the terms hereof, such shares of Parent Common Stock shall be (i) validly issued, fully paid and non-assessable and (ii) free from all taxes, liens and charges with respect to the issue thereof (other than any taxes, liens and charges arising from the acts or omissions of the Stockholders). Parent has duly authorized and reserved for issuance sufficient shares of Parent Common Stock for issuance to the Stockholders upon consummation of the Offer and the Merger.
          (e) Except for Merger Sub, and except as set forth on Schedule 4.4(e) of the Parent Disclosure Schedule, Parent does not, directly or indirectly, wholly own any Person.
          (f) Neither Parent nor any Affiliate or associate of Parent is, or has been during the last three years, an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company.
     Section 4.5 SEC Reports; Financial Statements; No Undisclosed Liabilities.
          (a) Parent has filed all material forms, reports and documents required to be filed by Parent with the SEC since January 1, 2007 (collectively, the “Parent SEC Reports”), each of which complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Exchange Act. None of the Parent SEC Reports contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a subsequently filed Parent SEC Report prior to the date hereof.
          (b) True and complete copies of (i) the audited consolidated balance sheet of Parent as of December 31, 2006, December 31, 2007 and December 31, 2008, and the related audited consolidated statements of income, retained earnings, shareholders’ equity and changes in financial position of Parent for the periods covered therein, together with all related notes and schedules thereto, accompanied by the reports thereon of Parent’s independent auditors (collectively, the “Parent Annual Financial Statements”), and (ii) the unaudited consolidated balance sheet of Parent as of March 31, 2009, and the related consolidated statements of income, retained earnings, shareholders’ equity and changes in financial position of Parent for the quarter then ended, together with all related notes and schedules thereto (the financial statements delivered pursuant to clause (ii), the “Parent Interim Financial Statements,” and with the Parent Annual Financial Statements, the “Parent Financial Statements”), have been delivered or made available to the Company. Each of the Parent Financial Statements are (i) correct and complete in all material respects and have been prepared in accordance with the books and records of Parent; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto); and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Parent Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material. The Parent Financial Statements do not contain any material items of a special or nonrecurring nature, except as expressly stated therein. Except for the Parent Subsidiaries, no financial statements of any other Person are required by GAAP to be consolidated in the financial statements of Parent.

          (c) Except for those liabilities that are reflected or reserved against on the audited consolidated balance sheet of Parent as of December 31, 2008 (such balance sheet, together with all related notes and schedules thereto, the “Parent Balance Sheet”), and for liabilities incurred in the ordinary course of business consistent with past practice after such date, Parent has not incurred any liability, whether or not required by GAAP to be reflected in a consolidated balance sheet of Parent or disclosed in the notes thereto, except those liabilities and obligations that are not, individually or in the aggregate, material to Parent.
          (d) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to Parent SEC Reports, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Exchange Act. Neither Parent nor any of Parent Subs has any outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.
               (i) Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and Parent Board, and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets.
               (ii) Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports.
               (iii) Neither Parent nor any of Parent Subs is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or arrangement or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Parent or any of Parent Subs, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of Parent Subs in Parent’s published financial statements or other Parent SEC Reports.

               (iv) Except for the “material weaknesses” disclosed in Parent’s Form 10-K for the year ended December 31, 2005, since January 1, 2006, Parent has not received any oral or written notification of any “significant deficiency” or “material weakness” in Parent’s internal control over financial reporting. There is no outstanding “significant deficiency” or “material weakness” that Parent’s independent accountants certify has not been appropriately and adequately remedied by Parent. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Rule 1-02 of Regulation S-X.
     Section 4.6 Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet: (a) the business of Parent and its Subsidiaries has been conducted, in all material respects, only in the ordinary course of business consistent with past practice; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Change on Parent; (c) none of Parent or any of its Subsidiaries, as determined on a consolidated basis, has suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) none of Parent or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.2.
     Section 4.7 Litigation. Except as set forth on Schedule 4.7 of the Parent Disclosure Schedule, there is no material Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, or any material property or asset of Parent or any of its Subsidiaries, nor to its Knowledge is there any event, circumstance or fact existing or that has occurred that would reasonably be expected to result in any such material Action. There is no Action pending or, to the Knowledge of Parent, threatened, seeking to prevent, hinder, modify, delay or challenge the Transactions. There is no pending or outstanding Order or, pending, or to the Knowledge of Parent, threatened, investigation by, any Governmental Authority relating to Parent or any of its Subsidiaries, any of their respective properties or assets or the Transactions. There is no material Action by Parent or any of its Subsidiaries pending, or which Parent or any of its Subsidiaries has commenced preparations to initiate, against any other Person.
     Section 4.8 Compliance with Applicable Law.
          (a) Each of Parent and the Parent Subsidiaries is and has been in compliance in all material respects with all Laws applicable to it. Parent has not received during the past seven years, nor is there any basis for, any notice, order, complaint or other communication from any Governmental Authority or any other Person that Parent or any of the Parent Subsidiaries is not and has not been in compliance in any material respect with any Law applicable to it.
          (b) Each of Parent and its Subsidiaries is in possession of all licenses, franchises, permits, certificates, approvals, variances, registrations, accreditations, permissions and billing and other authorizations that are required for Parent and its Subsidiaries to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Parent Permits”). Each of Parent and its Subsidiaries is and has been in compliance in all respects with all Parent Permits, except where the failure to so comply has not and would not reasonably be expected to have a Material Adverse Effect on Parent. Except as set forth on Schedule 4.8 of the Parent Disclosure Schedule, no suspension, cancellation, modification, revocation or nonrenewal of any material Parent Permit is pending or, to the Knowledge of Parent, threatened, and Parent and its Subsidiaries will continue to have the use and benefit of all Parent Permits following consummation of the Transactions. No Parent Permit is held in the name of any employee, officer, director, shareholder, agent or otherwise on behalf of Parent or any of its Subsidiaries.
     Section 4.9 Parent Information. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (a) the Schedule 14D-9 (including any information regarding Parent’s nominees to the Company Board provided by Parent specifically for inclusion therein), (b) the Proxy Statement, if applicable, or (c) any other documents to be filed by the Company with the SEC in connection with the Offer, the Merger or the other transactions contemplated hereby will, at the respective times such information is included in such documents so filed, at the time such documents become effective, and on the date of any sale thereunder, and at the time any amendment or supplement thereto is filed or becomes effective, contain any untrue statement of a material fact, or omit to state any material fact required or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
     Section 4.10 General Tax Matters.
          (a) Each of Parent and its Subsidiaries has accurately prepared and properly and timely filed (including any extensions) all Returns required to be filed by it under any applicable Law except where the failure to accurately report or timely file would not have a Material Adverse Effect on Parent. Such Returns are true, complete, accurate and correct in all material respects and do not contain a disclosure statement under Section 6662 of the Code or any predecessor provision or comparable provision of state, local or foreign Law. Each of Parent and its Subsidiaries is and has been in material compliance with all applicable Laws pertaining to Taxes, including all applicable Laws relating to record retention.
          (b) Each of Parent and its Subsidiaries has timely paid all Taxes (whether or not shown on any Return) it is required to have paid except where contested in good faith by appropriate proceedings or where the failure to timely pay would not have a Material Adverse Effect on Parent. All Taxes of Parent and its Subsidiaries accrued following the end of the most recent period covered by the Parent Interim Financial Statements delivered on or prior to the date hereof have been accrued in the ordinary course of business and do not exceed comparable amounts incurred in similar periods in prior years (taking into account any changes in Parent’s or the applicable Subsidiary’s operating results).
          (c) All deficiencies asserted or assessments made against Parent or any of its Subsidiaries as a result of any examinations by any taxing authority have been fully paid and no rationale underlying a claim for Taxes has been asserted previously by any taxing authority that reasonably could be expected to be asserted in any other period.
          (d) There are no Encumbrances for Taxes, other than Encumbrances for current Taxes not yet due and payable, upon the assets of Parent or any of its Subsidiaries.

          (e) Neither Parent nor any of its Subsidiaries is a party to or bound by any closing agreement, Tax ruling or offer in compromise with any taxing authority.
          (f) Schedule 4.10(f) of the Parent Disclosure Schedule sets forth all foreign jurisdictions in which Parent and its Subsidiaries are subject to Tax, are engaged in business or have a permanent establishment. Neither Parent nor any of its Subsidiaries has entered into a gain recognition agreement pursuant to Treas. Reg. § 1.367(a)-8. Neither Parent nor any of its Subsidiaries has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.
          (g) Neither Parent nor any of its Subsidiaries is, or has been, a United States real property holding corporation, as defined in Section 897(c)(2) of the Code, during the applicable period specified in Section 897(c)(1)(A) of the Code.
          (h) Neither Parent nor any of its Subsidiaries is an “investment company” within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code.
          (i) Neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax Law), (ii) installment sale or other open transaction disposition made on or prior to the Closing Date, or (iii) material prepaid amount received on or prior to the Closing Date.
          (j) Neither Parent nor any of its Subsidiaries has participated in a “reportable transaction,” as currently defined in Treas. Reg. § 1.6011-4(b) or Section 6111 of the Code or any analogous provision of state, local or foreign Law.
     Section 4.11 Material Contracts.
          (a) Except as set forth on Schedule 4.11(a) of the Parent Disclosure Schedule: (i) each of the Parent Material Contracts is valid, binding and in full force and effect and is enforceable against Parent or its Subsidiaries, as applicable, and to the Knowledge of Parent, the other parties thereto, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law), (ii) Parent or its Subsidiaries, as applicable, has performed all material obligations required to be performed by it under the Parent Material Contracts and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, (iii) to the Knowledge of Parent, (A) no other party to any Parent Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, and (B) no event has occurred or circumstance or condition exists (with or without the lapse of time or the giving of notice, or both) that may contravene, conflict with, or result in a violation or breach of any Parent Material Contract, result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the triggering of any payment obligations under, or result in the creation of any Encumbrance upon any of the assets or properties of Parent or any of its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or result in any other modification of or trigger any right or obligation under, any Parent Material Contract or provisions thereof; (iv) no party to any Parent Material Contract has given any written notice of an alleged breach thereof or otherwise threatened such a breach; and (v) Parent has not received any written notice that any party to any Parent Material Contract intends to cancel or terminate such Parent Material Contract, to renegotiate such Parent Material Contract, or to exercise or not exercise any options thereunder, and, to the Knowledge of Parent, no such intent to cancel, terminate, renegotiate or exercise has been otherwise threatened. “Parent Material Contract” means a Contract of Parent or any of its Subsidiaries that (x) was filed as a material contract (item 10) exhibit to Parent’s Annual Report on Form 10-K for the year ended December 31, 2008 or (y) should be as of the date hereof filed as an exhibit to an Annual Report on Form 10-K of Parent pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC.
          (b) The execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by Parent and Merger Sub of the Transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, will not violate, or conflict with, or result in a material breach of any provision of, or constitute a material default (or an event that, with notice or lapse of time or both, would constitute a material breach or default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the triggering of any payment obligations under, or result in the creation of any Encumbrance upon any of the assets or properties of Parent or any of its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or result in any other modification of or trigger any right or obligation under, any Parent Material Contract or provision thereof.
          (c) Except as set forth on Schedule 4.11(c) of the Parent Disclosure Schedule, no consent of any party to a Parent Material Contract is required in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions.
          (d) True, complete and accurate copies (or, as to oral Contracts, written summaries of the terms), of the Parent Material Contracts entered into on or prior to the date hereof have been provided or made available to the Company and true, complete and accurate copies (or, as to oral Contracts, written summaries of the terms) of any Parent Material Contracts entered into after the date hereof and prior to or on the Closing Date will be provided or made available to the Company promptly after being so entered into.
     Section 4.12 No Prior Activities. Except for obligations incurred in connection with its organization, entry into this Agreement and anticipation of the Transactions, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.
     Section 4.13 Brokers’ Fees. Other than Aspen Advisors, LP, whose fees will be paid by Parent, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any other Subsidiary of Parent. Parent has furnished to

Company a complete and correct copy of all agreements between Parent and Aspen Advisors, LP pursuant to which such firm would be entitled to any payment relating to the Transactions.
     Section 4.14 Financing. Parent and Merger Sub have the cash available (either on hand or available under its senior credit facility) sufficient for Merger Sub to pay up to the Cash Consideration Cap and the Cash Merger Consideration Cap as required by this Agreement and to otherwise consummate the transactions contemplated hereby.
     Section 4.15 Parent Disclosure. None of the representations or warranties of Parent and Merger Sub contained in this Agreement or any Ancillary Agreement and none of the information contained in any schedule, certificate or other document delivered by Parent or Merger Sub or that will at anytime be delivered by Parent or Merger Sub pursuant hereto or thereto or in connection with the Transactions contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the Disclosure Schedule of the Company attached hereto and delivered concurrently herewith that is arranged in Sections corresponding to the numbered and lettered Sections contained in this Agreement (the “Company Disclosure Schedule”), or the Company SEC Reports filed prior to the date hereof, the Company hereby represents and warrants to Parent and Merger Sub as follows:
     Section 5.1 Organization and Qualification.
          (a) The Company is (i) a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing (to the extent the concept of good standing is recognized in the applicable jurisdiction), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed and in good standing as that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company owns, beneficially and of record, all of the Capital Stock of Orange Acquisitions Ltd., a company duly organized and validly existing under the laws of the State of Israel. The Company owns, beneficially and of record, all of the outstanding capital stock of Urohealth B.V., a company duly organized, validly existing and in good standing (to the extent the concept of good standing is recognized in the applicable jurisdiction) under the laws of The Netherlands. Each of Orange Acquisitions Ltd. and Urohealth B.V. is an inactive subsidiary which does not currently conduct any business activities. Except for Orange Acquisitions Ltd. and Urohealth B.V. (collectively, the “Company Subs” provided, that for purposes of this Agreement, to the extent that the Company dissolves Orange Acquisitions Ltd. at anytime prior to the Closing as permitted pursuant to Section 6.1(f), the term “Company Subs” shall not include Orange Acquisitions Ltd. from and after the date of such dissolution), the Company does not have any Subsidiaries.

          (b) The Company has heretofore furnished to Parent a complete and correct copy of the certificate of incorporation and bylaws, each as amended to date, of the Company and a complete and correct copy of the organizational documents of each of the Company Subs. Such certificate of incorporation, bylaws and organizational documents are in full force and effect. Neither the Company nor any of the Company Subs is in violation of any of the provisions of its certificate of incorporation, bylaws or organizational documents, as applicable. Copies of the minutes of all meetings of shareholders, the Board of Directors and each committee of the Board of Directors of each of the Company and the Company Subs, in each case since January 1, 2005 through the date hereof, have been made available for inspection by the Company prior to the date hereof and such copies are true and complete.
     Section 5.2 Authority.
          (a) The Company has full corporate power and authority to execute and deliver this Agreement, and each of the Ancillary Agreements to which it will be a party, and, subject to obtaining the Company Stockholder Approval of the Merger if required by the DGCL, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be party and the consummation by the Company of the Transactions have been duly and validly authorized by the Company Board. Except for obtaining Company Stockholder Approval of the Merger if required by the DGCL, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Agreement or to consummate the Transactions. This Agreement has been, and upon their execution and delivery each of the Ancillary Agreements to which the Company will be a party will have been, duly executed and delivered by the Company. This Agreement constitutes, and upon their execution and delivery each of the Ancillary Agreements to be entered into after the date hereof to which the Company will be a party, will as of the date of delivery constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.
          (b) The Company Board, at a meeting thereof duly called, and held on June 7, 2009, (i) approved the Offer, this Agreement, the Merger, the Ancillary Agreements to which it is a party and the Transactions, upon the terms and subject to the conditions set forth in this Agreement, and declared the advisability thereof in accordance with the DGCL, (ii) determined to recommend to the Stockholders acceptance of the Offer, (iii) determined, in the event that a meeting of the stockholders is required by Law to approve the Merger, to recommend to the Stockholders the approval of this Agreement, the Merger and the other Transactions, (iv) determined that such approval constitutes approval of the Offer, this Agreement and the Merger for all purposes of Section 203 of the DGCL, and (v) approved and adopted an amendment to the terms of the Company Rights Agreement and took all other actions necessary to render the Company Rights Agreement inapplicable to the acquisition of Company Shares by Parent and Merger Sub pursuant to this Agreement, the Offer and the Merger.
     Section 5.3 Application of Anti-takeover Protections. The Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, fair price, business combination, poison pill, shareholder rights agreements (including the Company Rights Agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation or bylaws or any applicable state Laws that is or could become applicable to this Agreement, the Offer, the Merger, the Ancillary Agreements or the Transactions.
     Section 5.4 Termination of License Agreement with Sanarus. The Company represents and warrants that, except as set forth on Schedule 5.4 of the Company Disclosure Schedule, all agreements between the Company and Sanarus Medical Incorporated (“Sanarus”) have been terminated as evidenced by the Mutual Termination Agreement dated as of June 19, 2008 between the Company and Sanarus, and Sanarus has no continuing rights in, or licenses to, the Company’s Intellectual Property in the fields of gynecological and breast diseases, disorders and conditions to develop, make, sell or use cryomedical devices within such fields.
     Section 5.5 No Conflict; Required Filings and Consents.
          (a) The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party, and the consummation of the Transactions, do not and will not:
               (i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries;
               (ii) conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound; or
               (iii) except as set forth on Schedule 5.5(a)(iii) of the Company Disclosure Schedule, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Company or any of its Subsidiaries under, or result in the creation of any Encumbrance on any property, asset or right of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties, assets or rights are bound, except, in the case of the foregoing clauses (ii) and (iii), for any such conflicts, breaches, defaults or other occurrences that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
          (b) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other Transactions do not and will not require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any Governmental Authority by the Company or any of its Subsidiaries other than (i) filing of the Certificate of Merger pursuant to Section 3.2(b), and (ii) such filings, notices, authorizations, approvals, orders, permits or consents as may be required by any applicable federal or state securities or “blue sky” Laws or national securities exchange regulations.

          (c) The affirmative vote of Stockholders holding a majority of the outstanding Company Shares (the “Company Stockholder Approval”), if required by the DGCL, are the only votes or approvals of the holders of any class or series of shares of the Company or any of its Subsidiaries that may be necessary to approve the Merger.
     Section 5.6 Capitalization.
          (a) As of the date hereof, the authorized Capital Stock of the Company consists of 51,000,000 shares of Capital Stock (the “Company Capital Stock”), divided into 50,000,000 shares of common stock, par value $0.001 per share (the “Company Common Stock”), and 1,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). As of the date hereof, (i) 11,926,178 shares of Company Common Stock, are issued and outstanding, (ii) no shares of Company Preferred Stock are issued or outstanding, (iii) 1,307,409 and 422,657 shares of Company Common Stock are issuable upon exercise or payout of currently outstanding stock options and restricted stock units, respectively, previously granted under Company Stock Plans; (iv) 5,329 shares of Company Common Stock are issuable upon payout of deferred stock units under Company’s Employee Deferred Stock Unit Program; (v) 282,311 shares of Company Common Stock are issuable upon payout of deferred stock units under Company’s Non-Employee Director Deferred Stock Unit Program; (vi) 992,282 shares of Company Common Stock remain available for future awards under Company’s 2004 Stock Incentive Plan; (vii) 642,803 shares of Company Common Stock remain available for future awards under Company’s Employee Deferred Stock Unit Program; (viii) 101,020 shares of Company Common Stock remain available for future awards under Company’s Non-Employee Director Deferred Stock Unit Program; (ix) 689,113 shares of Company Common Stock are issuable upon exercise of currently outstanding Series A Warrants; (x) 694,637 shares of Company Common Stock are issuable upon exercise of currently outstanding Series B Warrants; and (xi) 250,000 shares of Company Preferred Stock have been designated as “Series A Junior Participating Preferred Stock,” par value $0.001 per share, and are reserved for issuance upon exercise of Company Rights issued pursuant to the Company Rights Agreement. Each issued and outstanding share of Company Capital Stock is, and each share of Company Capital Stock reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which it is issuable, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights or similar rights, and has been, or will be, issued in compliance in all respects with applicable Law and the Company’s bylaws and certificate of incorporation.
          (b) Except for the items described above in subsection (a) and under this Agreement, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other Contract and also including any rights plan or other similar agreement, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Capital Stock or obligating the Company to grant, extend or enter into any such commitment or other Contract. As of the date hereof, there are no obligations, contingent or otherwise, of the Company to (i) repurchase, redeem or otherwise acquire any shares of Company Capital Stock or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person. There are no outstanding stock appreciation rights or similar derivative securities or rights of the Company. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. There are no voting trusts, irrevocable proxies or other Contracts to which the Company is a party or is bound with respect to the voting of any shares of Company Capital Stock.
          (c) Each of the issued and outstanding shares of Capital Stock of the Company Subs has been duly authorized and validly issued, is fully paid and nonassessable, has not been issued in violation of any preemptive or similar rights, and has been issued in compliance in all respects with all applicable Laws and the provisions of its organizational documents, and the Company owns, directly or indirectly, one hundred percent of the outstanding shares of Capital Stock of the Company Subs. There are no (i) securities convertible into or exchangeable for shares of Capital Stock or other securities of any of the Company Subs, or (ii) subscriptions, options, warrants, puts, calls, phantom stock rights, stock appreciation rights, stock-based performance units, agreements, understandings, claims or other Contracts or rights of any type granted or entered into by Company or the Company Subs relating to the issuance, sale, repurchase or transfer of any securities of any Company Sub or that give any Person, other than the Company, the right to receive any economic benefit or right similar to or derived from the economic benefits and rights of securities of any Company Sub.
          (d) Except for the Company Subs and except as set forth on Schedule 5.6(d) of the Parent Disclosure Schedule, the Company does not, directly or indirectly, own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in, any Person, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person, in each case, other than as contemplated by this Agreement or the Transactions.
     Section 5.7 SEC Reports; Financial Statements; No Undisclosed Liabilities.
          (a) The Company has filed all material forms, reports and documents required to be filed by the Company with the SEC since January 1, 2007 (collectively, the “Company SEC Reports”), each of which complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Exchange Act. None of the Company SEC Reports contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a subsequently filed Company SEC Report prior to the date hereof.
          (b) True and complete copies of (i) the audited consolidated balance sheet of the Company as of December 31, 2006, December 31, 2007 and December 31, 2008, and the related audited consolidated statements of income, retained earnings, shareholders’ equity and changes in financial position of the Company for the periods covered therein, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively, the “Company Annual Financial Statements”), (ii) the

unaudited consolidated balance sheet of the Company as of March 31, 2009, and the related consolidated statements of income, retained earnings, shareholders’ equity and changes in financial position of the Company for the quarter then ended, together with all related notes and schedules thereto, (iii) the unaudited consolidated balance sheet of the Company as of April 30, 2009, and the related consolidated statements of income, retained earnings, shareholders’ equity and changes in financial position of the Company for the month then ended, and (iv) any subsequent financials delivered pursuant to Section 6.15 (collectively, the financial statements delivered pursuant to clauses (ii) through (iv), the “Company Interim Financial Statements,” and with the Company Annual Financial Statements, the “Company Financial Statements”), with respect to the financial statements described in clauses (i) and (ii) have been delivered or made available to Parent, with respect to the financial statements described in clause (iii), attached hereto as Schedule 5.7(b) of the Company Disclosure Schedule, or with respect to any financial statements to be delivered pursuant to Section 6.15, will be delivered to Parent pursuant thereto. Each of the Company Financial Statements are, or in the case of the Company Interim Financial Statements to be delivered pursuant to Section 6.15, when so delivered will be (i) correct and complete in all material respects and have been prepared in accordance with the books and records of the Company; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto); and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Company Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material. The Company Financial Statements do not contain any material items of a special or nonrecurring nature, except as expressly stated therein. Except for the Company Subs, no financial statements of any other Person are required by GAAP to be consolidated in the financial statements of the Company.
          (c) Except for those liabilities that are reflected or reserved against on the audited consolidated balance sheet of the Company as of December 31, 2008 (such balance sheet, together with all related notes and schedules thereto, the “Company Balance Sheet”), and for liabilities incurred in the ordinary course of business consistent with past practice after such date, and except as set forth on Schedule 5.7(c) of the Company Disclosure Schedule, the Company has not incurred any liability, whether or not required by GAAP to be reflected in a consolidated balance sheet of the Company or disclosed in the notes thereto, except those liabilities and obligations that are not, individually or in the aggregate, material to the Company and that do not exceed $100,000 in the aggregate.
          (d) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Reports, and the statements contained in such certifications are true and accurate. Neither the Company nor any of the Company Subs has any outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

               (i) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and the Company Board, and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets.
               (ii) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.
               (iii) Neither the Company nor any of the Company Subs is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or arrangement or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company or any of the Company Subs, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subs in the Company’s published financial statements or other Company SEC Reports.
               (iv) Since January 1, 2006, the Company has not received any oral or written notification of any “significant deficiency” or “material weakness” in the Company’s internal control over financial reporting. There is no outstanding “significant deficiency” or “material weakness” that the Company’s independent accountants certify has not been appropriately and adequately remedied by the Company.
     Section 5.8 Absence of Certain Changes or Events. Except as set forth on Schedule 5.8 of the Company Disclosure Schedule, since the date of the Company Balance Sheet: (a) the businesses of the Company and its Subsidiaries have been conducted, in all material respects, only in the ordinary course of business consistent with past practice; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect on the Company; (c) neither the Company nor any of its Subsidiaries has suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.1.

     Section 5.9 Compliance with Applicable Law; Permits.
          (a) Each of the Company and its Subsidiaries is and has been in compliance in all material respects with all Laws applicable to it. None of the Company nor any of its Subsidiaries has received during the past seven years, nor is there any basis for, any notice, order, complaint or other communication from any Governmental Authority or any other Person that the Company or any of its Subsidiaries is not and has not been in compliance in any material respect with any Law applicable to it.
          (b) Each of the Company and its Subsidiaries is in possession of all licenses, franchises, permits, certificates, approvals, variances, registrations, accreditations, permissions and billing and other authorizations that are required for the Company and its Subsidiaries to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Company Permits”). Each of the Company and its Subsidiaries is and has been in compliance in all respects with all such Company Permits, except where the failure to so comply has not and would not reasonably be expected to have a material detriment on the Company and its Subsidiaries, taken as a whole, in excess of $250,000. Except as set forth on Schedule 5.9(b) of the Company Disclosure Schedule, no suspension, cancellation, modification, revocation or nonrenewal of any Company Permit is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries will continue to have the use and benefit of all Company Permits following consummation of the Transactions. No Company Permit is held in the name of any employee, officer, director, shareholder, agent or otherwise on behalf of the Company or any of its Subsidiaries.
     Section 5.10 Litigation. Except as set forth on Schedule 5.10 of the Company Disclosure Schedule, there is no material Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any material property or asset of the Company or any of its Subsidiaries, nor to its Knowledge is there any event, circumstance or fact existing or that has occurred that would reasonably be expected to result in any such material Action. There is no Action pending or, to the Knowledge of the Company, threatened, seeking to prevent, hinder, modify, delay or challenge the Transactions. There is no outstanding or pending Order or, pending or, to the Knowledge of the Company, threatened, investigation by, any Governmental Authority relating to the Company, any of its Subsidiaries, any of their respective properties or assets or the Transactions. There is no material Action by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person.
     Section 5.11 Benefit Plans.
          (a) Schedule 5.11(a) of the Company Disclosure Schedule sets forth a true and complete list of all material Company Plans. “Company Plans” means:
               (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, share or share-related promises, plans and awards (including, share option, share purchase, or restricted stock), incentive, commission, variable compensation, deferred compensation, retiree medical or life insurance, welfare benefits, vacation, leave of absence, enhanced maternity, educational assistance, disability, permanent health insurance, fringe benefits or other employee benefits or remuneration of any kind, funded or unfunded, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other Contracts to which the Company or any of its Subsidiaries is a party or by which their assets are bound, with respect to which the Company or any of its Subsidiaries has or would reasonably be expected to have any liability or obligation or which are provided, maintained, contributed to or sponsored by the Company or any of its Subsidiaries (or which the Company or any of its Subsidiaries is contractually required to provide), in each case, for the benefit of any current, former or prospective employee, consultant, officer or director of the Company or any of its Subsidiaries in the United States or elsewhere.
          (b) Each material Company Plan is in writing. The Company has made available to Parent a true and complete copy of each material Company Plan, including all amendments thereto; provided, however, that in the case of Company Plans that are Contracts between the Company or any of its Subsidiaries and any current or prospective employee, consultant, officer or director of the Company, the Company has made available to Parent the standard form contract, and has made available to Parent a true and complete copy of each material document, if any, prepared in connection with each material Company Plan, including, if applicable, (i) a copy of each trust or other funding arrangement, (ii) the two most recently filed Internal Revenue Service (“IRS”) Form 5500, (iii) the most recently received IRS determination letter (or opinion letter) for each such Company Plan, (iv) the most recently prepared actuarial report and financial statement in connection with each such Company Plan, (v) the form of each representative equity-based awards agreement evidencing any outstanding Company equity-based awards, and (vi) all correspondence since January 1, 2005 to or from any Governmental Authority relating to any Company Plan that alleges a violation of any Laws in any material respect or relates to a material amendment to any such Company Plan. Neither the Company nor any of its Subsidiaries has any express or implied commitment (A) to create, incur liability with respect to or cause to exist any employee benefit plan, program or arrangement other than the Company Plans, (B) to enter into any Contract to provide compensation or benefits to any individual, or (C) to modify, change or terminate any Company Plan, other than with respect to a modification, change or termination required by or advisable as a result of ERISA, the Code, or other applicable Law to the extent applicable in each such case. Except for Contracts set forth on Schedule 5.18(a)(viii) of the Company Disclosure Schedule, there are no Company Plans that are Contracts between the Company or any of its Subsidiaries and any current or prospective employee, consultant, officer or director of the Company that differ in any material respect from the standard form contract made available to Parent.
          (c) Neither the Company nor any ERISA Affiliate has sponsored, maintained, contributed to, been required to contribute to or incurred any liability (contingent or otherwise) with respect to: (i) a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”), or (ii) a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which the Company or any of its Subsidiaries could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). No liability under Title IV of ERISA has been incurred by the Company, any Subsidiary or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company, any Subsidiary or any ERISA Affiliate of incurring a liability under Title IV of ERISA. No Company Plan is a pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA. None of the Company Plans provides for or promises on behalf of the Company retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries, except for (y) coverage mandated by applicable Law or (z) death benefits or retirement benefits under any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA).
          (d) Each Company Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. No Action is pending or, to the Knowledge of the Company, threatened with respect to any Company Plan, other than claims for benefits in the ordinary course, that would reasonably be expected to result in any material liability to the Company.
          (e) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter) from the IRS covering all of the provisions applicable to the Company Plan for which determination letters are currently available that the Company Plan is so qualified. No fact or event has occurred since the date of such determination letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Company Plan.
          (f) There has not been any prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available, with respect to any Company Plan.
          (g) All material contributions, premiums or payments required to be made with respect to any Company Plan have been timely made.
          (h) Except as set forth on Schedule 5.11(h) of the Company Disclosure Schedule, no Company Plan exists that, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any concurrent or subsequent event(s)), would reasonably be expected to (i) entitle any current or former employee, officer or director or consultant of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment or engagement after the execution of this Agreement or otherwise alter the termination provisions of any employment contract, (ii) accelerate or alter the time of payment, vesting or exercise or result in any grant, payment or funding (through a grantor trust or otherwise) of compensation or benefits or awards under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans, (iii) limit or restrict the right of Parent or the Surviving Corporation to merge, amend or terminate any of the Company Plans or (iv) result in payments or benefits under any of the Company Plans or otherwise that would not be deductible under Section 280G of the Code.
          (i) To the Knowledge of the Company, each Company Plan that is a nonqualified deferred compensation plan (as defined under Section 409A of the Code) has, since January 1, 2005, been operated in good faith compliance with Sections 409A(a)(2), (3), and (4) of the Code.

          (j) The Company and its ERISA Affiliates do not maintain any Company Plan which is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code, that has not been administered and operated in all material respects in compliance with the applicable requirements of Section 601 of ERISA, Section 4980B(b) of the Code and the applicable provisions of the Health Insurance Portability and Accountability Act of 1986.
     Section 5.12 Employment Matters.
          (a) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any labor or collective bargaining Contract that pertains to employees of the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no organizing activities or collective bargaining arrangements that could materially affect the Company or any of its Subsidiaries pending or under discussion with any labor organization or group of employees of the Company or any of its Subsidiaries. There is, and during the past three years there has been, no labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries. There are no pending or, to the Knowledge of the Company, threatened union grievances or union representation questions involving employees of the Company or any of its Subsidiaries.
          (b) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice that has had or would reasonably be expected to result in any material liability to the Company or any of its Subsidiaries. No unfair labor practice or labor charge or complaint, health and safety claim, or wage and hour claim is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the U.S. Department of Labor or any other Governmental Authority that would reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.
          (c) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. To the Knowledge of the Company, no current officer of the Company or any of its Subsidiaries intends, or is expected, to terminate his employment relationship with such entity following the consummation of the transactions contemplated by this Agreement.
          (d) Except as set forth on Schedule 5.12(d)(1) of the Company Disclosure Schedule, each employee of the Company or any of its Subsidiaries is hired “at will,” meaning that the Company or its Subsidiary or such employee can terminate such employment, with or without cause, at any time, without liability, except for any statutory severance obligations under applicable Law. Schedule 5.12(d)(1) of the Company Disclosure Schedule sets forth the notice period (if any) applicable to any such person. All Persons who have performed services for the Company or its Subsidiaries and have been classified as independent contractors, and all Persons who have performed services for the Company or its Subsidiaries in the United States and have been classified as exempt employees not entitled to overtime pay, have been at all times properly classified as such in accordance with all applicable Laws, except as has not and would not, individually or in the aggregate, reasonably be expected to have a material detriment on the Company and its Subsidiaries, taken as a whole, in excess of $250,000. There is no pending or, to the Knowledge of the Company, threatened claim by a current or former employee or independent contractor for compensation or any other entitlement in connection with his/her employment or engagement and/or the termination of such employment or engagement that would reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.
     Section 5.13 Title, Sufficiency and Condition of Assets.
          (a) The Company and its Subsidiaries have good and valid title to or a valid leasehold interest in all of their assets, including all of the assets reflected on the Company Balance Sheet or acquired in the ordinary course of business since the date of the Company Balance Sheet, except those sold or otherwise disposed of for fair value since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice. The assets owned or leased by the Company or any of its Subsidiaries constitute all of the assets necessary for the Company and its Subsidiaries to carry on their respective businesses as currently conducted. None of the assets owned or leased by the Company or any of its Subsidiaries is subject to any Encumbrance, other than (i) liens for Taxes and assessments not yet due and payable, (ii) liens for Taxes that the Company or any of its Subsidiaries is contesting in good faith through appropriate proceedings, (iii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice and not incurred in connection with the borrowing of money, and (iv) any such matters of record and other Encumbrances that do not, individually or in the aggregate, materially impair the ownership, or use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted, or the transfer of such assets (collectively, “Company Permitted Encumbrances”).
          (b) All tangible assets owned or leased by the Company or its Subsidiaries have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.
     Section 5.14 Real Property.
          (a) Neither the Company nor any of its Subsidiaries owns any Owned Real Property.
          (b) Schedule 5.14(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. The Company or its Subsidiaries have a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances, other than Company Permitted Encumbrances. All leases in respect of the Leased Real Property are in full force and effect, neither the Company nor any of its Subsidiaries has received any written notice of a breach of default thereunder, and to the Knowledge of the Company, no event has occurred or circumstance or condition exists (with or without the lapse of time or the giving of notice, or both) that would constitute a breach or default thereunder.

          (c) There are no material latent defects or material adverse physical conditions affecting the Leased Real Property. All plants, warehouses, distribution centers, structures and other buildings on the Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted.
     Section 5.15 Intellectual Property.
          (a) Schedule 5.15(a) of the Company Disclosure Schedule sets forth a true and complete list of all material Intellectual Property including registered and material unregistered Marks, Patents and registered Copyrights, including any pending applications to register any of the foregoing, owned (in whole or in part) by or exclusively licensed to the Company or any of its Subsidiaries, identifying for each whether it is owned by or exclusively licensed to the Company or the relevant Subsidiary. Schedule 5.15(a) of the Company Disclosure Schedule lists the record owner of each such item of Intellectual Property, and the jurisdiction in which each such item of Intellectual Property has been issued or registered or in which each such application for the issuance or registration of such item of Intellectual Property has been filed. The Company Intellectual Property includes all Intellectual Property necessary and sufficient to enable the Company and each of its Subsidiaries to conduct its business as it is currently and proposed to be conducted. To the Knowledge of the Company, the Company Intellectual Property Rights are valid and enforceable.
          (b) No registered Mark identified on Schedule 5.15(a) of the Company Disclosure Schedule has been or is now involved in any opposition or cancellation proceeding and, to the Knowledge of the Company, no such proceeding is or has been threatened with respect to any of such Marks. No Patent identified on Schedule 5.15(a) of the Company Disclosure Schedule has been or is now involved in any interference, reissue or reexamination proceeding and, to the Knowledge of the Company, no such proceeding is or has been threatened with respect to any of such Patents.
          (c) The Company or its Subsidiaries are the sole and exclusive owner of all right, title and interest in and to, free and clear of any and all liens, licenses (royalty bearing or royalty-free), obligations or other Encumbrances to others requiring payment to any Person or any obligation to grant any right to any Person, all Intellectual Property identified on Schedule 5.15(a) of the Company Disclosure Schedule and all other Intellectual Property used in the Company’s and its Subsidiaries’ businesses other than Intellectual Property that is licensed to the Company or a Subsidiary by a third party licensor pursuant to a written license agreement that remains in effect. The Company and its Subsidiaries have valid licenses to all material software and technology and all other material Intellectual Property that is licensed to the Company or a Subsidiary by a third party licensor and used by the Company or its Subsidiaries in the ordinary course of business, free and clear of all Encumbrances, except to the extent such a failure is the result of a defect in the license of the third party owner. Neither the Company nor any of its Subsidiaries has received any notice or claim challenging the ownership by the Company or any of its Subsidiaries of any of the Intellectual Property owned (in whole or in part) by the Company or any of its Subsidiaries, nor to the Knowledge of the Company is there a reasonable basis for any claim that the Company or such Subsidiary does not so own any of such Intellectual Property.

          (d) Each of the Company and its Subsidiaries has taken all reasonable steps in accordance with standard industry practices to protect its rights in its Intellectual Property and at all times has taken adequate security measures to protect the secrecy, confidentiality and value of all information that constitutes or constituted a Trade Secret of the Company or any of its Subsidiaries and any other confidential information. To the Knowledge of the Company, during the most recent two years, there have been no material unauthorized disclosures of the trade secrets and non-public proprietary information of the Company or any of its Subsidiaries to a third party. All current and former employees and consultants involved in research or development for the Company or any of its Subsidiaries or who otherwise have developed or conceived of any Intellectual Property for or on behalf of the Company or any of its Subsidiaries have (i) executed and delivered proprietary information, trade secret and confidentiality and assignment agreements substantially in the Company’s standard forms and (ii) executed and delivered enforceable Contracts that assign to the Company all such employee’s or consultant’s rights, title and interests in any Intellectual Property conceived, developed, authorized or reduced to practice by such employee or consultant relating to the business of the Company or any of its Subsidiaries. To the Knowledge of the Company, no current employee or consultant of the Company or any of its Subsidiaries is in default or breach of any material term of any such Contract with the Company or any of its Subsidiaries.
          (e) All registered Marks, issued Patents and registered Copyrights of the Company, which are identified on Schedule 5.15(a) of the Company Disclosure Schedule (“Company Registered IP”), are valid and subsisting and, to the Knowledge of the Company, enforceable, and neither the Company nor any of its Subsidiaries has received any notice or claim or cease-and-desist letters or invitations to license patent letters or written threats from any third party challenging the validity or enforceability of any Company Registered IP or alleging any misuse of Company Registered IP. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications). All necessary registration, maintenance, renewal and other relevant filing fees in connection with the Company Registered IP have been paid and all necessary documents, certificates and other relevant filings in connection with the Company Registered IP have been timely filed with the relevant patent, trademark, copyright or other relevant authorities in the United States or other jurisdictions, for the purpose of maintaining the Company Registered IP in the relevant jurisdiction.
          (f) To the Company’s Knowledge, the development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Company or any of its Subsidiaries, and all of the other activities or operations of the Company or any of its Subsidiaries, have not interfered with, infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, any Intellectual Property of any third party. Except as set forth on Schedule 5.15(f)(1) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notice or claim or cease-and-desist letters or invitations to license patent letters or written threats from any third party asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor to the

Knowledge of the Company, is there a reasonable basis therefor. No Intellectual Property owned by or licensed to the Company or any of its Subsidiaries is subject to any outstanding Order or Contract restricting the use or licensing thereof by the Company or its Subsidiaries. To the Knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries in a material manner.
          (g) Except as set forth on Schedule 5.15(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any material Intellectual Property. Upon the consummation of the Merger, the Surviving Corporation shall succeed to all of the material Intellectual Property rights necessary for the conduct of the Company’s and its Subsidiaries’ businesses as they are currently conducted, and all of such rights shall be exercisable by the Surviving Corporation to the same extent as by the Company and its Subsidiaries prior to the Closing. No loss or expiration of any of the material Intellectual Property used by the Company or any of its Subsidiaries in the conduct of its business is threatened, pending or reasonably foreseeable.
          (h) To the Knowledge of the Company, the business of the Company and its Subsidiaries does not constitute unfair competition or trade practices and none of the Company or any of its Subsidiaries has engaged and does not engage in any false or misleading advertising or practices under the Laws of any jurisdiction in which the Company or any of its Subsidiaries operates or markets any of its products or services.
          (i) The Company and each of its Subsidiaries maintains policies and procedures regarding data security and privacy that are in compliance with all applicable Laws. To the Knowledge of the Company, there have been no security breaches relating to violations or any security policy or any unauthorized access of any data or information of the software or technology systems of the Company or any of its Subsidiaries in the last two years. Except as would not have a Material Adverse Effect on the Company, the use and dissemination by the Company of any and all data or information concerning individuals is in compliance with all such privacy policies and applicable Laws, including HIPAA, and, with respect to the Company and its Subsidiaries, the transactions contemplated to be consummated hereunder as of the Closing will not violate any such privacy policies or Laws.
     Section 5.16 General Tax Matters.
          (a) Each of the Company and its Subsidiaries has accurately prepared and properly and timely filed (including any extensions) all material Returns required to be filed by it under any applicable Law. Such Returns are true, complete, accurate and correct in all material respects and do not contain a disclosure statement under Section 6662 of the Code or any predecessor provision or comparable provision of state, local or foreign Law. Each of the Company and its Subsidiaries is and has been in material compliance with all applicable Laws pertaining to Taxes, including all applicable Laws relating to record retention.
          (b) Each of the Company and its Subsidiaries has timely paid all Taxes (whether or not shown on any Return) it is required to have paid except where contested in good faith by appropriate proceedings. All Taxes of the Company and its Subsidiaries accrued following the end of the most recent period covered by the Company Interim Financial Statements delivered on or prior to the date hereof have been accrued in the ordinary course of business and do not exceed comparable amounts incurred in similar periods in prior years (taking into account any changes in the Company’s or the applicable Subsidiary’s operating results).
          (c) No claim has been made by any taxing authority in any jurisdiction where the Company or any of its Subsidiaries does not file Returns that it is or may be subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations with respect to any Returns have been given by or requested from the Company or any of its Subsidiaries.
          (d) Schedule 5.16(d) of the Company Disclosure Schedule sets forth (i) the taxable years of the Company and its Subsidiaries as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired, (ii) those years for which examinations by the taxing authorities have been completed and (iii) those taxable years for which examinations by taxing authorities are presently being conducted.
          (e) Except as disclosed on Schedule 5.16(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any Action by any taxing authority, nor does the Company have Knowledge of any pending or threatened Action by any taxing authority.
          (f) All deficiencies asserted or assessments made against the Company or any of its Subsidiaries as a result of any examinations by any taxing authority have been fully paid and no rationale underlying a claim for Taxes has been asserted previously by any taxing authority that reasonably could be expected to be asserted in any other period.
          (g) There are no Encumbrances for Taxes, other than Encumbrances for current Taxes not yet due and payable, upon the assets of the Company or any of its Subsidiaries.
          (h) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation Contract.
          (i) Neither the Company nor any of its Subsidiaries is a party to or bound by any closing agreement, Tax ruling or offer in compromise with any taxing authority.
          (j) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes, other than a group of which the Company is the common parent. Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person other than the Company and its Subsidiaries under Treasury Regulations Section 1.1502-6 or any corresponding provision of state, local or foreign income Tax Law, as transferee or successor, by Contract or otherwise. Neither the Company nor any of its Subsidiaries has participated in an international boycott within the meaning of Section 999 of the Code.
          (k) Neither the Company nor any of its Subsidiaries has agreed to make, or is required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. Neither the Company nor any of its Subsidiaries has taken any action that is not in accordance with past practice that could defer a liability for Taxes of the Company or any Subsidiary from any taxable period ending on or before the Closing Date to any taxable period ending after such date. Each of the Company and its Subsidiaries has at all times used the accrual method of accounting for income Tax purposes.
          (l) Schedule 5.16(l) of the Company Disclosure Schedule sets forth all foreign jurisdictions in which the Company and or any of its Subsidiaries are subject to Tax, are engaged in business or have a permanent establishment. Neither the Company nor any of its Subsidiaries has entered into a gain recognition agreement pursuant to Treas. Reg. § 1.367(a)-8. Neither the Company nor any of its Subsidiaries has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.
          (m) Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement or Contract that could be treated as a partnership for federal income tax purposes. Schedule 5.16(m) of the Company Disclosure Schedule sets forth all elections pursuant to Treas. Reg. § 301.7701-3 that have been made by business entities in which the Company or any of its Subsidiaries owns an equity interest.
          (n) Neither the Company nor any of its Subsidiaries is, or has been, a United States real property holding corporation, as defined in Section 897(c)(2) of the Code, during the applicable period specified in Section 897(c)(1)(A) of the Code.
          (o) Neither the Company nor any of its Subsidiaries is an “investment company” within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code.
          (p) Except as set forth on Schedule 5.16(p) of the Company Disclosure Schedule, the Company (i) does not own, directly or indirectly, a single member limited liability company that is treated as a disregarded entity; (ii) is not a direct or indirect stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code; and (iii) is not and has not been a direct or indirect stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.
          (q) Neither the Company nor any of its Subsidiaries has or has ever had a branch or similar establishment, including a permanent establishment (as defined in any applicable Tax treaty between the United States and a foreign jurisdiction) or a disregarded entity, in any foreign jurisdiction.
          (r) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax Law), (ii) installment sale or other open transaction disposition made on or prior to the Closing Date, or (iii) material prepaid amount received on or prior to the Closing Date.

          (s) Each of the Company and its Subsidiaries is in compliance, in all material respects, with all applicable transfer pricing requirements in all relevant jurisdictions. Each of the Company and its Subsidiaries has contemporaneous documentation of, and the Company has made available to Parent, or, in the case of each of its Subsidiaries, has made available or caused each such Subsidiary to make available, all transfer pricing methodologies, including a transfer pricing analysis or study for each material or ongoing intercompany or related party transaction. The Company has made available to Parent or, in the case of each of its Subsidiaries, has made available or caused each such Subsidiary to make available, all intercompany Contracts relating to transfer pricing.
          (t) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction,” as currently defined in Treas. Reg. § 1.6011-4(b) or Section 6111 of the Code or any analogous provision of state, local or foreign Law.
     Section 5.17 Environmental Matters.
          (a) Each of the Company and its Subsidiaries is and, to the Knowledge of the Company, each of the Company and its Subsidiaries have been, in material compliance with all applicable Environmental Laws. None of the Company, any of its Subsidiaries or any of its or their executive officers has received during the past seven years, any communication or complaint from a Governmental Authority or other Person alleging that the Company or any of its Subsidiaries has or may have any material liability under any Environmental Law or is not in compliance with any Environmental Law nor, to the Knowledge of the Company, is there any basis for any such communication or complaint. Neither the Company nor any of its Subsidiaries is subject to any Order of any Governmental Authority relating to material liability under any Environmental Law.
          (b) The Company and each of its Subsidiaries has generated, manufactured, received, handled, used, processed, stored, treated, released, refined, discharged, emitted, transported, imported and disposed of all Hazardous Materials in material compliance with all applicable Environmental Laws. There is no pending or, to the Knowledge of the Company, threatened investigation by any Governmental Authority, nor any pending or, to the Knowledge of the Company, threatened Action with respect to the Company or any of its Subsidiaries relating to Hazardous Substances or otherwise under any Environmental Law. To the Knowledge of the Company, no property (including soils, groundwater, surface water, buildings or other structures) operated or leased by the Company or any of its Subsidiaries is contaminated with any Hazardous Substance as a result of or in connection with the operations or activities of the Company or any of its Subsidiaries.
          (c) For purposes of this Agreement:
               (i) “Environmental Laws” means any Laws of any Governmental Authority relating to: (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment, health, safety or natural resources, including the Local Authorities (Sewerage) Law, 1962, the Water Law, 1959, the Abatement of Nuisances

Law, 1961, the Planning and Building Law, 1965, the Hazardous Substances Law, 1993, the Prevention of Sea Pollution from Land-Based Sources Law, 1988 and the Public Health Ordinance, 1940.
               (ii) “Hazardous Substances” means: (A) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) those substances defined in or regulated under the Hazardous Substances Law, 1993 as may be amended from time to time, and all regulations thereunder; (C) petroleum and petroleum products, including crude oil and any fractions thereof; (D) natural gas, synthetic gas, and any mixtures thereof; (E) polychlorinated biphenyls, asbestos and radon; (F) any other pollutant or contaminant; and (G) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.
     Section 5.18 Material Contracts.
          (a) Except as set forth on Schedule 5.18(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to nor are their assets or properties bound by any Contract of the following nature (such Contracts as are set forth or required to be set forth on Schedule 5.18(a) of the Company Disclosure Schedule being “Company Material Contracts”):
               (i) any Contract pursuant to which the Company or any of its Subsidiaries has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, including take-or-pay Contracts or keepwell agreements, or any Contract relating to or evidencing indebtedness of the Company or any of its Subsidiaries, including mortgages, other grants of security interests, guarantees or notes, except for office equipment leases entered into in the ordinary course of business;
               (ii) any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Company or any of its Subsidiaries;
               (iii) any lease, sublease or similar Contract under which (A) the Company or any of its Subsidiaries is a lessor or sublessor of real property owned by any other Person, or makes available for use by any Person, any portion of any premises otherwise occupied, leased or subleased by it, or (B) the Company or any of its Subsidiaries is a lessee or sublessee of, or holds or uses any real property owned by any other Person;
               (iv) any lease, sublease or similar Contract under which (A) the Company or any of its Subsidiaries is a lessee or sublessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person, or (B) the

Company or any of its Subsidiaries is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by it;
          (v) any Contract with any customer, distributor or supplier;
          (vi) any Contract with any Governmental Authority;
          (vii) any Tax sharing or Tax allocation Contract;
          (viii) any Contract with any Related Party of the Company or any of its Subsidiaries;
          (ix) any employment or consulting Contract;
          (x) any Contract that limits, or purports to limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company and its Subsidiaries to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person exclusive rights (including any exclusive license or right to use any Intellectual Property) or “most favored nation” status or any type of special discount rights;
          (xi) any Contract providing for indemnification to or from any Person, except for such indemnification provisions granted to distributors, representatives, consultants or customers of the Company and its Subsidiaries pursuant to the Company’s or its Subsidiaries’ standard Contracts with such parties;
          (xii) any royalty Contract and any Contract relating in whole or in part to any Intellectual Property;
          (xiii) any joint venture or partnership, merger, asset or stock purchase or divestiture Contract (other than Contracts for the purchase or sale of assets in the ordinary course of business);
          (xiv) any Contract relating to settlement of any administrative, judicial or arbitration proceedings within the past five years;
          (xv) any Contract that results in any Person holding a power of attorney from the Company or any of its Subsidiaries that relates to the Company, any of its Subsidiaries or any of their respective businesses;
          (xvi) any Contract, whether or not made in the ordinary course of business that (A) involves a future or potential liability or receivable, as the case may be, in excess of $100,000 on an annual basis or in excess of $250,000 over the current Contract term, or (B) has a term greater than one year and cannot be cancelled by the Company or a Subsidiary of the Company without penalty or further payment and without more than 60 days’ notice; and

               (xvii) any other Contract not referenced in the foregoing clauses (i) through (xvi) that is material to the business, operations, assets, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole.
          (b) Except for terminations of Company Material Contracts contemplated by Sections 6.19 and 6.20, (i) each of the Company Material Contracts is valid, binding and in full force and effect and is enforceable against the Company or one of its Subsidiaries, and to the Knowledge of the Company, the other parties thereto, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law), (ii) the Company or one of its Subsidiaries, if applicable, has performed all material obligations required to be performed by it under the Company Material Contracts and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, (iii) to the Knowledge of the Company, (A) no other party to any Company Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, and (B) no event has occurred or circumstance or condition exists (with or without the lapse of time or the giving of notice, or both) that may contravene, conflict with, or result in a violation or breach of any Company Material Contract, result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the triggering of any payment obligations under, or result in the creation of any Encumbrance upon any of the assets or properties of the Company or any of its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or result in any other modification of or trigger any right or obligation under, any Company Material Contract or provisions thereof; (iv) no party to any Company Material Contract has given any written notice of an alleged breach thereof or otherwise threatened such a breach; and (v) neither the Company nor any of its Subsidiaries has received any written notice that any party to any Company Material Contract intends to cancel or terminate such Company Material Contract, to renegotiate such Company Material Contract, or to exercise or not exercise any options thereunder, and, to the Knowledge of the Company, no such intent to cancel, terminate, renegotiate or exercise has been otherwise threatened.
          (c) Except for terminations of Company Material Contracts contemplated by Sections 6.19 and 6.20, the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the Transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, will not violate, or conflict with, or result in a material breach of any provision of, or constitute a material default (or an event that, with notice or lapse of time or both, would constitute a material breach or default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the triggering of any payment obligations under, or result in the creation of any Encumbrance upon any of the assets or properties of the Company or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or result in any other modification of or trigger any right or obligation under, any Company Material Contract or provision thereof.
          (d) Except as set forth on Schedule 5.18(d) of the Company Disclosure Schedule, no consent of any party to a Company Material Contract is required in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions.
          (e) True, complete and accurate copies (or, as to oral Contracts, written summaries of the terms), of the Company Material Contracts entered into on or prior to the date hereof have been provided or made available to Parent and true, complete and accurate copies (or, as to oral Contracts, written summaries of the terms) of any Company Material Contracts entered into after the date hereof and prior to or on the Closing Date will be provided or made available to Parent promptly after being so entered into.
     Section 5.19 Customers and Suppliers.
          (a) Except as set forth on Schedule 5.19(a) of the Company Disclosure Schedule, during the past two years, neither the Company nor any of its Subsidiaries has received from: (i) any current or former customer of the Company or any of its Subsidiaries any written notice or assertion of breach, misrepresentation, breach of warranty, design errors or malfunctions, or other failures of the Company or one of its Subsidiaries to deliver upon any promises or legal or contractual obligations, and no such assertion of breach, misrepresentation, breach of warranty, design errors or malfunctions, or other failures have been otherwise threatened; or (ii) any current customer of the Company or its Subsidiaries any written notice that such customer has ceased or intends to cease or terminate its use of the products or services of the Company or its Subsidiaries, or reduced or intends to reduce such use, whether or not as a result of the transactions contemplated hereby, or has sought to change the terms for its purchases of such products and services, and no customer has otherwise threatened such a cessation, termination, or change in use or terms, except in each case where such alleged breach, misrepresentation, breach of warranty, design errors or malfunctions, or cessation, termination or reduction has not and would not reasonably be expected to result in the Company or its Subsidiaries incurring, individually or in the aggregate with all other instances thereof, any loss of revenue or other Liability by the Company or any of its Subsidiaries in excess of $100,000. Notwithstanding the foregoing, the Company makes no representation in this Section 5.19(a) regarding Parent or any of its Affiliates.
          (b) Except as set forth on Schedule 5.19(b) of the Company Disclosure Schedule, during the past two years, neither the Company nor any of its Subsidiaries has received from: (i) any current or former supplier of the Company or any of its Subsidiaries any notice or assertion of breach, misrepresentation, breach of warranty, or other failures of the Company or any of its Subsidiaries to deliver upon any promises or legal or contractual obligations; or (ii) any current supplier of the Company or any of its Subsidiaries any notice that such supplier has ceased or intends to cease or terminate supplying the products or services to the Company or any of its Subsidiaries, or reduced or intends to reduce such supply, whether or not as a result of the transactions contemplated hereby, or has sought to change the terms for the supply of such products and services, other than general and customary changes in terms in the ordinary course of business, consistent with past practice, except in each case where such alleged breach, misrepresentation, breach of warranty, failure to deliver, or cessation, termination or reduction has not and would not reasonably be expected to result in the Company or any of its Subsidiaries incurring, individually or in the aggregate with all other instances thereof, any additional expense or other Liability in excess of $100,000.

     Section 5.20 Warranties. The Company has delivered to Parent complete and accurate copies of all written warranties that are in effect with respect to the Company’s products and services and the products and services of any of its Subsidiaries. There have not been any material deviations from such warranties and none of the employees or agents of the Company or any of its Subsidiaries (i) is authorized to undertake obligations to any customer or to other third parties which expands such warranties, or (ii) to the Company’s Knowledge has made any oral warranty with respect to such products or services of the Company or any of its Subsidiaries. Schedule 5.20 of the Company Disclosure Schedule sets forth a list of all warranty claims currently made in writing against the Company or any of its Subsidiaries or otherwise threatened.
     Section 5.21 Affiliate Interests and Transactions.
          (a) Except as set forth on Schedule 5.21(a) of the Company Disclosure Schedule, and except for ownership (of record or as a beneficial owner) of less than one percent of the outstanding Capital Stock of any Person that is publicly traded on any national or foreign stock exchange, or over-the-counter market, no Related Party of the Company or any of its Subsidiaries to the Knowledge of the Company, (i) owns or has, since January 1, 2006, owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor of Intellectual Property or distributor of the Company or any of its Subsidiaries, (ii) owns or has, since January 1, 2006, owned, directly or indirectly, or has or has had any interest in any material property (real or personal, tangible or intangible) that the Company or any of its Subsidiaries uses or has used in or pertaining to the business of the Company or any of its Subsidiaries, (iii) has or has had since January 1, 2006, any business dealings or a financial interest in any transaction with the Company or any of its Subsidiaries or involving any assets or property of the Company or any of its Subsidiaries, or has derived, received, or was entitled to, any interest, incentive, or other form of benefit in connection with the Company’s or its Subsidiaries’ business, or any of the Contracts to which the Company or any of its Subsidiaries is a party.
          (b) There are no outstanding notes payable to, accounts receivable from or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Party of the Company or any of its Subsidiaries. Except as set forth on Schedule 5.21(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has incurred any outstanding obligation or liability to, or entered into or agreed to enter into any agreement or transaction with or for the benefit of, any Related Party of the Company or any of its Subsidiaries, other than the Transactions.
     Section 5.22 Health Care Regulatory Compliance. Without limiting the provisions of Section 5.9:
          (a) Except as set forth on Schedule 5.22(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has all Company Permits necessary for the conduct of their respective businesses and the use of their properties and assets as presently conducted and used, and the Company’s and its Subsidiaries’ respective employees and agents have all Company Permits necessary for the conduct of their professional activities, and all such Company Permits are in full force and effect. The Company and each of its Subsidiaries have had at all times during the previous three years all Company Permits necessary for the conduct of their respective businesses and the use of their properties and assets as conducted and used at such respective times. The Company’s and its Subsidiaries’ respective employees have had at all times during the previous three years all Company Permits necessary for the conduct of their professional activities at such respective times. Neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority, nor does the Company have Knowledge, that any Company Permit is subject to revocation, suspension, or any other disciplinary or adverse administrative action by any Governmental Authority. No Company Permit applicable to the Company or any of its Subsidiaries is subject to a consent order or any other final adverse disciplinary or administrative action, any of which is still in force and effect. The consummation of the Offer and the Merger will not cause the revocation or cancellation of any Company Permit.
          (b) Each of the Company and its Subsidiaries is in material compliance with all Health Care Laws and the terms of all Company Permits to the extent applicable to the Company or any of its Subsidiaries, or any of its or their respective businesses or operations.
          (c) The Company and its Subsidiaries are in compliance in all material respects with all requirements of the Food and Drug Administration (“FDA”), or any other Governmental Authority engaged in the regulation of the Company’s or its Subsidiaries’ products, including but not limited to FDA’s requirements pertaining to establishment registration, product listing, manufacturing (i.e., cGMPs/QSR), labeling and advertising and promotion, adverse event reporting and record keeping and reporting requirements.
          (d) Neither the Company nor any of its Subsidiaries is currently, or has been at any time: (i) excluded from participation in any federal or state health care program, including those defined in 42 U.S.C. § 1320a–7b(f), (ii) convicted of any civil or criminal offense under any Health Care Law, (iii) debarred or disqualified from participation in Federal health care program or other regulated activities for any violation or alleged violation of any Health Care Law, (iv) listed on the General Services Administration List of Parties Excluded from Federal Programs, (v) debarred pursuant to the Generic Drug Enforcement Act (21 U.S.C. §§ 301 et seq. or disqualified as a clinical investigator pursuant to 21 CFR § 812.119 or § 312.70, or (vi) a party to or subject to, or, to the Knowledge of the Company, threatened to be made a party to or subject to, any Action concerning any of the matters described in clauses (i), (ii), (iii), (iv) or (v).
          (e) The products introduced into interstate commerce by the Company and its Subsidiaries were neither adulterated nor misbranded at the time of introduction into commerce, nor based on the actions of the Company or any of its Subsidiaries, adulterated or misbranded after introduction into commerce.
     Section 5.23 Insurance. Schedule 5.23 of the Company Disclosure Schedule sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance maintained with respect to the Company or any of its Subsidiaries, together with the carriers, the liability limits for each such policy and identifies which insurance policies are “occurrence” or “claims made” and which Person is the policy holder. All such policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. No notice of cancellation, termination or reduction of coverage has been received with respect to any such policy. Except as set forth on Schedule 5.23 of the Company Disclosure Schedule, no material claim currently is pending under any such policy. All material insurable risks in respect of the business and assets of the Company and its Subsidiaries are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the business and operations in which the Company and its Subsidiaries are engaged. To the Knowledge of the Company, the activities and operations of the Company and its Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.
     Section 5.24 Brokers. Except for Oppenheimer & Co. Inc., the fees of which will be paid by the Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has furnished to Parent a complete and correct copy of all agreements between the Company and Oppenheimer & Co. Inc. pursuant to which such firm would be entitled to any payment relating to the Transactions.
     Section 5.25 Company Information.
          (a) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in and actually included or incorporated by reference in (a) the Form S-4, (b) the Offer Documents, or (c) any other documents to be filed by Parent or Merger Sub with the SEC in connection with the Offer, the Merger or the other transactions contemplated hereby will, at the respective times such information is included in such documents so filed and at the time such documents become effective, and on the date of any sale thereunder, and at the time any amendment or supplement thereto is filed or becomes effective, contain any untrue statement of a material fact, or omit to state any material fact required or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
          (b) None of the representations or warranties of the Company contained in this Agreement or any Ancillary Agreement and none of the information contained in any schedule, certificate, or other document delivered by the Company or that will at any time be delivered by the Company pursuant hereto or thereto or in connection with the Transactions contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements herein or therein not misleading.
     Section 5.26 Galil Merger Agreement. Each of the Agreement and Plan of Merger, dated as of November 10, 2008, by and among the Company, Orange Acquisitions, Ltd. and Galil Medical Ltd. (“Galil”) (as amended by the Amendment No. 1 to Agreement and Plan of Merger, dated as of March 19, 2009, the “Galil Merger Agreement”) and the Stock Purchase Agreement, dated as of November 10, 2008, by and among the Company and the purchasers signatory thereto (the “Galil Stock Purchase Agreement”) has been terminated and, except for Section 5.18, Article VIII and Article IX of the Galil Merger Agreement and Sections 8(d) and 9 of the Galil Stock Purchase Agreement, is of no further force or effect. Other than an obligation, if any, to pay Galil up to $1,750,000 (such amount, the “Galil Termination Fee”), neither the

Company nor any of its Subsidiaries has any liabilities or amounts due or that could become due under the Galil Merger Agreement or the Galil Stock Purchase Agreement.
ARTICLE 6
COVENANTS
     Section 6.1 Company Conduct of Business Prior to the Closing. Between the date of this Agreement and the Closing Date, except as expressly contemplated by this Agreement, including Sections 6.19 and 6.20, unless Parent shall otherwise agree in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the business of the Company and its Subsidiaries shall be conducted materially in the ordinary course of business consistent with past practice; and the Company shall, and shall cause each of its Subsidiaries to, preserve substantially intact the business organization, use commercially reasonable efforts to preserve substantially intact the assets of the Company and its Subsidiaries, and to keep available the services of the current officers and key employees and consultants of the Company and its Subsidiaries and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other Persons with which the Company or any of its Subsidiaries has significant business relations. By way of amplification and not limitation, except as expressly contemplated by this Agreement or any Ancillary Agreement, between the date of this Agreement and the Closing Date, neither the Company nor any of its Subsidiaries shall do, or propose to do, directly or indirectly, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):
          (a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;
          (b) issue, sell, pledge, dispose of or otherwise subject to any Encumbrance (i) any shares of Capital Stock of the Company or any of its Subsidiaries, or any options (including Company Share Options), warrants, convertible securities or other rights of any kind to acquire any such shares, or any other ownership interest in the Company or any of its Subsidiaries, other than the issuance of Company Shares upon exercise of Company Share Options deferred stock units and restricted stock units, in each case outstanding on the date hereof, pursuant to the terms thereof, or (ii) any properties or assets of the Company or any of its Subsidiaries, other than sales or transfers of inventory in the ordinary course of business consistent with past practice;
          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, or make any other payment on or with respect to any of its Capital Stock, except for dividends by any direct or indirect wholly-owned Subsidiary of the Company to the Company;
          (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any share of its Capital Stock or make any other change with respect to its capital structure;

          (e) acquire any Person or division thereof or any material assets not in the ordinary course of business consistent with past practice, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar Contract;
          (f) adopt or recommend a plan of complete or partial liquidation, dissolution, merger (except for the Merger), consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or otherwise alter the Company’s or a Subsidiary’s corporate structure, except that the Company shall be expressly permitted to dissolve Orange Acquisitions Ltd. at anytime prior to the Closing;
          (g) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, except borrowings, guarantees, endorsements or advances in the ordinary course of business consistent with past practice, provided that any increase in an existing credit line or other existing indebtedness greater than $2,500,000 will be deemed not in the ordinary course of business;
          (h) amend, waive, modify or consent to the termination of any Company Material Contract, or any of its rights thereunder, or enter into any Contract that would be a Company Material Contract, except in the ordinary course of business consistent with past practice;
          (i) authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $100,000 or capital expenditures that are, in the aggregate, in excess of $250,000 for the Company and its Subsidiaries taken as a whole;
          (j) enter into (i) any lease of real property or any renewals thereof, or (ii) any lease of personal property involving a term of more than one year or rental obligation exceeding $100,000 per year in any single case or in excess of $250,000 in the aggregate;
          (k) (i) increase the compensation payable or to become payable or the benefits provided to its directors, officers, employees or consultants, except for normal merit and cost-of-living increases consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not directors or officers of the Company or any of its Subsidiaries, or (ii) grant any severance or termination payment (except for payments in accordance with arrangements existing on the date hereof and listed on Schedule 5.11(a) of the Company Disclosure Schedule), or (iii) pay, loan or advance any amount to, any director, officer, employee or consultant of the Company or any of its Subsidiaries, except for compensation in the ordinary course or pursuant to Contracts entered into prior to the date hereof and disclosed to Parent, or any other Company Plan listed on Schedule 5.11(a), or (iv) establish, adopt, enter into or amend any existing benefit plan or enter into any other plan for the benefit of the employees, directors or service providers of the Company or its Subsidiaries;
          (l) make any change in any method of accounting or accounting practice or policy, except as required by GAAP;
          (m) make, revoke or modify any Tax election, settle or compromise any Tax liability or file any Return other than on a basis consistent with past practice;

          (n) pay, discharge or satisfy any claim or other Liability, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Company Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice;
          (o) commence or settle any Action, or cancel, compromise, waive or release any right or claim other than in the ordinary course of business consistent with past practice;
          (p) permit the lapse of any existing policy of insurance relating to the business, assets, or directors and officers of the Company or any of its Subsidiaries;
          (q) permit the lapse of any material right relating to Intellectual Property used in the business of the Company or any of its Subsidiaries;
          (r) knowingly take any action, or knowingly fail to take any reasonable action, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
          (s) take any action, or intentionally fail to take any commercially reasonable action, that is reasonably likely to result in any representation or warranty made by the Company in this Agreement or any Ancillary Agreement to be untrue or result in a material breach of any covenant made by the Company in this Agreement or any Ancillary Agreement, or that has or would reasonably be expected to have a Material Adverse Effect on the Company, except, in every case, as may be required by applicable Law;
          (t) take any action requiring the approval of Stockholders holding at least a majority of the Company Shares; or
          (u) announce an intention, enter into any formal or informal agreement, or otherwise make a Contract, to do any of the foregoing.
     Section 6.2 Parent and Merger Sub Conduct of Business Prior to Closing. Between the date of this Agreement and the Closing Date, except as expressly contemplated by this Agreement, unless the Company shall otherwise agree in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the business of Parent and its Subsidiaries shall be conducted materially in the ordinary course of business consistent with past practice; and Parent shall and shall cause each of its Subsidiaries to preserve substantially intact its business organization and shall use commercially reasonable efforts to preserve substantially intact its assets, and to keep available the services of its current officers and key employees and consultants and to preserve the current relationships of Parent and its Subsidiaries with customers, suppliers and other Persons with which Parent and its Subsidiaries has significant business relations. By way of amplification and not limitation, except as expressly contemplated by this Agreement, between the date of this Agreement and the Closing Date, neither Parent nor any of its Subsidiaries shall do, or propose to do, directly or indirectly, any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

          (a) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire (except for purchases pursuant to Parent’s publicly-announced stock repurchase program and purchases of shares of Parent Common Stock from directors, officers, or employees of Parent), directly or indirectly, any Parent Capital Stock or make any other change with respect to its capital structure;
          (b) amend Parent’s articles of incorporation or bylaws;
          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, or make any other payment on or with respect to any of its Capital Stock, except for dividends by any direct or indirect wholly owned Subsidiary of Parent to Parent or distributions paid by any non-wholly-owned Subsidiaries of Parent in the ordinary course of business;
          (d) knowingly take any action, or knowingly fail to take any reasonable action, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
          (e) take any action that would result in a failure to maintain the trading of Parent Common Stock on the Nasdaq;
          (f) adopt or recommend a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or Merger Sub, or otherwise alter Parent’s or Merger Sub’s corporate structure;
          (g) take any action, or intentionally fail to take any commercially reasonable action, that is reasonably likely to result in any representation or warranty made by Parent or Merger Sub in this Agreement or any Ancillary Agreement to be untrue or result in a material breach of any covenant made by Parent or Merger Sub in this Agreement or any Ancillary Agreement, or that has or would reasonably be expected to have a Material Adverse Effect on Parent, except, in every case, as may be required by applicable Law;
          (h) take any action requiring the approval of Parent Stockholders in connection with this Agreement or the transactions contemplated hereby; or
          (i) announce an intention, enter into any formal or informal agreement, or otherwise make a Contract to do any of the foregoing.
     Section 6.3 Counsel Access to Information. Subject to the terms of the Confidentiality Agreement and applicable Law, from the date hereof until the Closing Date, each of the Company and Parent shall, and each shall cause its Subsidiaries, if any, to, afford to outside counsel of the other party complete access (including for inspection, interview, and copying, as applicable) to documents, data, employees, officers, or other information as the other party may reasonably request and that are relevant to any potential or actual filings, investigations or other inquiries relating to the Offer, the Merger or the other Transactions.

     Section 6.4 Filings; Other Actions; Notification.
          (a) Subject to the terms and conditions set forth in this Agreement, the Company, Merger Sub and Parent shall cooperate with each other and use, and shall cause their respective Subsidiaries and Affiliates to use, their respective commercially reasonable efforts to (A) take or cause to be taken all actions, and (B) do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement and applicable Law to consummate and make effective the transactions contemplated hereby as soon as practicable, including (i) obtaining all necessary actions, consents and approvals from Governmental Authorities, or other Persons necessary in connection with the consummation of the Transactions and the making of all necessary registrations, filings and taking all reasonable steps as may be necessary to obtain an approval from, or to avoid an Action by, any Governmental Authority or other Persons necessary in connection with the consummation of the transactions contemplated hereby, (ii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Authority vacated or reversed, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby in accordance with the terms of this Agreement and to fully carry out the purposes of this Agreement.
          (b) In furtherance and not in limitation of the foregoing, each party hereto agrees to make all appropriate filings with any applicable Governmental Authority or other third party from which the consents set forth on Schedule 6.4(b) are required to be obtained by it (which for such purpose, with respect to Contracts, Parent shall obtain all consents for Contracts to which it or any of its Subsidiaries is a party or to which it or any of its Subsidiaries is subject and the Company shall obtain consents for all Contracts to which it or any Subsidiary of the Company is a party or to which the Company or any such Subsidiary is subject) as promptly as practicable, and to supply as promptly as practicable any additional information and documentary material that may be reasonably required with respect to such filings and use its commercially reasonable efforts to take, or cause to be taken, all other actions consistent with this Section 6.4 necessary to cause the expiration or termination of the applicable waiting periods with respect to such filings (including any extensions thereof), if any, as soon as practicable.
          (c) Subject to applicable Law and the instructions of any Governmental Authority, each of the Company and Parent shall keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of all notices or other communications received by Parent or the Company, as the case may be, or any of their Subsidiaries from any third party including any Governmental Authority with respect to the transactions contemplated hereby. Neither the Company, Merger Sub nor Parent shall permit any of its officers or any other representatives to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other parties in advance and shall, to the extent permitted by such Governmental Authority, give the other parties the opportunity to attend and participate thereat.

          (d) Notwithstanding anything in this Agreement, in no event shall Parent or the Company be required to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would require the divestiture, license or other transfer of any assets of Parent, the Company or the Surviving Corporation or any of their respective Affiliates. In addition, in no event shall Parent be required to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would limit Parent’s freedom of action with respect to, or its ability to consolidate and control, the Surviving Corporation and its Subsidiaries or any of their assets or businesses or any of Parent’s or its Affiliates’ other assets or businesses.
     Section 6.5 Form S-4; Offer Documents; Proxy Statement; Listing of Shares.
          (a) After filing the Form S-4 with the SEC, each of Parent and Merger Sub shall use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act by the SEC as promptly as practicable and to keep the Form S-4 effective as long as is necessary to consummate the Offer and the Merger and the other transactions contemplated hereby, and Parent shall take all commercially reasonable actions required to be taken under any applicable state blue sky or other securities Laws in connection with the issuance of Parent Common Stock in connection with the Offer and Merger.
          (b) As soon as reasonably practicable after consummation of the Offer, if required by the DGCL in order to effect the Merger, the Company shall cause a meeting of its Stockholders (the “Company Stockholders’ Meeting”) to be duly called and held for the purpose of voting on the approval and adoption of this Agreement and the Merger. In connection with any such meeting or to the extent required by applicable securities Laws, the Company shall prepare and as promptly as reasonably practicable after consummation of the Offer file with the SEC a proxy statement or information statement, as applicable (as amended or supplemented from time to time, the “Proxy Statement”) relating to the Merger and the approval thereof and shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable thereafter, such that a definitive Proxy Statement may be distributed to the Stockholders as promptly as practicable thereafter in connection with obtaining or providing notice of the Company Stockholder Approval of the Merger, if required under the DGCL or applicable securities Laws. Parent shall, and shall cause Merger Sub to, promptly furnish all information concerning it and the holders of its Capital Stock as the Company may reasonably request in connection with such actions. Subject in each case to the provisions of Section 6.7, the Company Board shall recommend approval and adoption of this Agreement and the Merger by the Stockholders and shall include its recommendation set forth in Section 5.2(b) in the Proxy Statement.
          (c) Parent shall use its commercially reasonable efforts to promptly (but in any event prior to the consummation of the Offer) cause the shares of Parent Common Stock to be issued pursuant to the Offer and in the Merger to be approved for listing on the Nasdaq, subject to official notice of issuance.
          (d) Parent and Merger Sub shall vote or cause to be voted all Company Shares beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement and the Merger at the Company Stockholders’ Meeting.

          (e) Each party will fully comply with all securities and other Laws applicable to such party, including such Laws as are applicable in order to legally and validly consummate the Transactions.
     Section 6.6 Access to Information. Subject to the terms of the Confidentiality Agreement and applicable Law, from the date hereof until the Closing Date, each of the Company and Parent shall, and each shall cause its Subsidiaries, to, afford to the officers, directors, principals, employees, advisors, auditors, agents, bankers and other representatives (collectively, “Representatives”) of the other party complete access (including for inspection and copying) at all reasonable times to its Representatives, properties, offices, plants and other facilities, books and records, and shall furnish to the other party such financial, operating and other data and information as the other party may reasonably request.
     Section 6.7 Exclusivity; No Change in Recommendation.
          (a) Except as set forth in this Section 6.7, until the earlier of (i) the termination of this Agreement, and (ii) the Effective Time, the Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or its Subsidiaries’ Affiliates or Representatives to, directly or indirectly:
               (i) solicit, initiate, encourage or take any other action designed to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, including without limitation (A) approving any transaction under Section 203 of the DGCL, (B) approving any Person becoming an “interested stockholder” under Section 203 of the DGCL, and (C) amending or granting any waiver or release under any standstill or similar agreement with respect to any of the Company’s Capital Stock; or
               (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information with respect to, assist or participate in any effort or attempt by any Person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.
     Notwithstanding the foregoing, if at any time prior to consummation of the Offer the Company receives a written Acquisition Proposal from any Person or “group” (as defined in Section 13(d) of the Exchange Act) that did not result from the breach by the Company of this Section 6.7(a), (i) the Company may contact such Person or group to clarify the terms and conditions thereof and (ii) if the Company Board, or any committee thereof, determines in good faith, after consultation with outside legal counsel and a nationally recognized financial advisor, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then the Company and its Representatives may, subject to compliance with Section 6.7(c), (A) furnish information with respect to the Company to the Person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement, and (B) participate in discussions or negotiations with such Person and its Representatives regarding any Superior Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.7(a) or the taking of any actions inconsistent with the restrictions set forth in this Section 6.7(a) by any Representative of the Company shall be deemed a breach of this Section 6.7(a) by the Company.
          (b) Neither the Company Board nor any committee thereof shall (any of the actions described in (i) and (iii) below shall be referred to herein as a “Company Change in Recommendation”):
               (i) withdraw or modify, or publicly (or in a manner designed to become public) propose to withdraw or modify, in a manner adverse to Parent, its approval or recommendation that the Stockholders tender their Company Shares pursuant to the Offer and/or that the Stockholders approve the Merger;
               (ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.7(a) entered into in the circumstances referred to in Section 6.7(a)); or
               (iii) adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal.
     Notwithstanding the foregoing, the Company Board may withdraw or modify its recommendation with respect to the Offer, the Merger and the other Transactions if the Company Board determines in good faith after consultation with outside counsel that its fiduciary obligations require it to do so, but only at a time that is prior to consummation of the Offer and after two Business Days following receipt by Parent of written notice advising it that the Company Board desires to withdraw or modify the recommendation and, if such withdrawal is due to the existence of an Acquisition Proposal, specifying the material terms and conditions of such Acquisition Proposal and identifying the Person making such Acquisition Proposal. Notwithstanding the foregoing, nothing in this Section 6.7 shall be deemed to (A) permit the Company to take any action described in clauses (ii) or (iii) of the first sentence of this Section 6.7(b), (B) affect any obligation of the Company under this Agreement, other than as set forth in Section 6.7, or (C) limit the Company’s obligation to call, give notice of, convene and hold the Company Stockholders’ Meeting, regardless of whether the Board of Directors of the Company has withdrawn or modified its recommendation, unless this Agreement is terminated pursuant to its terms. Provided further that nothing in this Section 6.7 shall be deemed to prevent the Company or its Board of Directors from taking or disclosing to the Stockholders a position contemplated by Rule 14d-9 and 14e-2(a) under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any other disclosure to stockholders required by Law with regard to an Acquisition Proposal, including by virtue of the Board of Directors’ fiduciary duties.
          (c) Notwithstanding Section 6.7(a), the Company shall immediately advise Parent orally, with written confirmation to follow promptly (and in any event within 24 hours), of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or of any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of any such Acquisition

Proposal or inquiry and the identity of the Person making any such Acquisition Proposal or inquiry. The Company shall not provide any information to or participate in discussions or negotiations with the Person making any Superior Proposal until after it has first notified Parent of such Acquisition Proposal as required by the preceding sentence, and then only to the extent permitted by Section 6.7(a). The Company shall (i) keep Parent fully informed, on a current basis, of the status and details (including any change to the terms) of any such Acquisition Proposal or inquiry, (ii) provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Acquisition Proposal or sent or provided by the Company to any third party in connection with any Acquisition Proposal, and (iii) if Parent shall make a counterproposal to amend the terms of this Agreement, which the Company Board, or any committee thereof, in good faith determines would cause the Superior Proposal to cease to be such, the Company shall consider and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counterproposal. Contemporaneously with providing any information to a third party in connection with any such Superior Proposal or inquiry, the Company shall furnish a copy of such information to Parent to the extent not prohibited by Law.
          (d) The Company shall, and shall cause its Subsidiaries and its and their Representatives and Affiliates to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. To the extent not already requested, the Company shall as soon as practicable demand that each Person which has within the 12 months prior to the date of this Agreement executed a confidentiality agreement with the Company or any of its Affiliates or Subsidiaries or any of its or their Representatives with respect to such Person’s consideration of a possible transaction described under (i), (ii), (iii) or (iv) of the definition of “Acquisition Proposal” to immediately return or destroy (which destruction shall be certified in writing by such Person to the Company) all confidential information heretofore furnished by the Company or any of its Affiliates or Subsidiaries or any of its or their Representatives to such Person or any of its Affiliates or Subsidiaries or any of its or their Representatives.
          (e) For purposes of this Agreement, the following terms shall have the following meanings:
               (i) “Acquisition Proposal” means any offer or proposal or related offers or proposals for, or any indication of interest in, any of the following (other than the Offer and the Merger or any other transaction with Parent or its Affiliates) by any Person or “group” (as defined in Section 13(d) of the Exchange Act): (i) any direct or indirect acquisition or purchase of 15% or more of the Company’s Capital Stock or the Capital Stock of any of its Subsidiaries, (ii) any acquisition, license or purchase of assets (other than inventory to be sold in the ordinary course of business consistent with past practice) of the Company or any of its Subsidiaries, (iii) any merger, consolidation or other business combination relating to the Company or any of its Subsidiaries or (iv) any other transaction that would inhibit, or materially interfere with or delay the consummation of the Transactions contemplated in this Agreement and the Ancillary Agreements.

               (ii) “Superior Proposal” means any unsolicited, bona fide written Acquisition Proposal on terms that the Company Board determines in its good faith judgment to be (A) materially more favorable to the Stockholders than the Offer and the Merger and the other Transactions, taking into account all the terms and conditions of such proposal (including any written counterproposal by Parent to amend the terms of this Agreement in response to such Acquisition Proposal or otherwise) and after consultation with outside legal counsel and a nationally recognized financial advisor, and (B) reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no Acquisition Proposal shall be deemed to be a Superior Proposal if any financing required to consummate the Acquisition Proposal is not fully and irrevocably committed.
     Section 6.8 Notification of Certain Matters; Supplements to Disclosure Schedule.
          (a) Parent and Merger Sub, on the one hand, and the Company, on the other, shall give prompt written notice to the other party of (i) the occurrence or non-occurrence of any change, condition or event the occurrence or non-occurrence of which would render any representation or warranty of Parent or Merger Sub or the Company, as applicable, contained in this Agreement or any Ancillary Agreement, if made on or immediately following the date of such change, condition or event, materially untrue or inaccurate, (ii) the occurrence of any change, condition or event that has had or is reasonably likely to have a Material Adverse Effect on Parent, the Company or the Surviving Corporation, as applicable, (iii) any failure of Parent, Merger Sub, the Company, any of Parent’s Subsidiaries, any of the Company’s Subsidiaries, or any other Affiliate of Parent or the Company, as applicable, to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder or any change, condition or event that would otherwise result in the nonfulfillment of any of the conditions to Parent’s and Merger Sub’s or the Company’s obligations hereunder, (iv) any notice or other communication from any Governmental Authority in connection with the Offer, the Merger or the other Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the Transactions, or (v) any Action pending or, as applicable, to the Knowledge of any party, threatened against a party or the parties relating to the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.8(a) shall not (A) cure any breach of, or non-compliance with, any other provision of this Agreement or (B) limit the remedies available to the non-breaching party.
          (b) Parent, Merger Sub and the Company, as applicable, shall supplement the information set forth on the Parent Disclosure Schedule and the Company Disclosure Schedule, respectively, with respect to any matter hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Parent Disclosure Schedule or the Company Disclosure Schedule, as applicable, or that is necessary to correct any information in the Parent Disclosure Schedule or the Company Disclosure Schedule, as applicable, or in any representation or warranty of Parent, Merger Sub or the Company that has been rendered inaccurate thereby, promptly following discovery thereof. No such supplement shall be deemed to cure any breach of any representation or warranty made in this Agreement or any Ancillary Agreement or have any effect for purposes of determining the satisfaction of the Offer Conditions or the compliance by Parent, Merger Sub or the Company with any covenant set forth herein, except to the extent that such supplement discloses an event, circumstance or fact existing or that has occurred that, individually or together with any other supplemental disclosures added to the Parent Disclosure Schedule or Company Disclosure Schedule, as applicable, after the delivery thereof concurrently with the execution of this Agreement, has not and would not reasonably be expected to result in, Parent, Merger Sub or the Company, as applicable, incurring any Liability (including any loss or other economic detriment) in excess of $250,000, or any material obligation (a “Permitted Supplement”).
     Section 6.9 Takeover Statutes. If any state takeover statute or similar Law shall become applicable to the Offer, the Merger, or the other Transactions, Parent’s, Merger Sub’s or the Company’s, as applicable, Board of Directors shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of such statute or similar Law on the Transactions.
     Section 6.10 Company Stock Plans. At or before the Effective Time, the Company shall, to the extent necessary, cause to be effected, in a manner reasonably satisfactory to Parent, amendments to the Company Stock Plans and any other documents governing the Company Share Options to give effect to the provisions of Section 3.10.
     Section 6.11 Director and Officer Indemnification.
          (a) Prior to the Effective Time the Company may purchase a “tail” policy under the Company’s existing directors’ and officers’ insurance policy which (i) has an effective term of six years from the Effective Time, (ii) covers those Persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms and conditions that are no less favorable, in the aggregate, to the insured than those of the Company’s directors’ and officers’ insurance policy in effect as of the date hereof; provided, that the cost of such “tail” policy shall not exceed $650,000. For a period of six years from the Closing Date, Parent shall use its commercially reasonable efforts to cause the Surviving Corporation to maintain such tail policy, provided that no additional amounts shall be payable by Parent or the Surviving Corporation thereunder.
          (b) During the period commencing as of the Effective Time and ending on the seventh anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation shall, and shall cause its Subsidiaries to, and Parent shall cause the Surviving Corporation and its Subsidiaries to, fulfill and honor in all respects the obligations of the Company and its Subsidiaries to the current officers and directors of the Company or any of its Subsidiaries and each other Person who is or was a director or officer of the Company or any of its Subsidiaries at or at any time prior to the Effective Time (the “D&O Indemnified Parties”), pursuant to all rights to any indemnification and exculpation from liabilities for acts or omissions contained in the certificate of incorporation and bylaws of the Company (as in effect on the date of this Agreement) or available under applicable Law; provided, that to the extent any such Person waived such rights or agreed to release the Company and/or its Subsidiaries from their respective obligations to honor such rights, such Person shall not be entitled to such rights. If the Surviving Corporation or Parent, or any of their successors or assigns, shall (i) be liquidated and dissolved, (ii) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (iii) shall sell or otherwise transfer all or a majority of its assets to any other Person, proper provisions shall be made so that the continuing or surviving entity, or Parent, as applicable, and its successors and assigns shall assume the obligations set forth in this Section 6.11(b).
          (c) Notwithstanding anything contained herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is instituted against any D&O Indemnified Party on or prior to the seventh anniversary of the Effective Time, the provisions of Section 6.11(b) shall continue in effect until the final disposition of such Action.
          (d) The provisions of this Section 6.11 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party and his or her heirs and representatives.
     Section 6.12 Control of the Other Party’s Business. Nothing contained in this Agreement or in any Ancillary Agreement will give Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time, or will give the Company or its Subsidiaries, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
     Section 6.13 Confidentiality. Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of any other party to this Agreement in connection with the transactions contemplated hereby pursuant to the terms of the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms.
     Section 6.14 Section 16 Matters.
          (a) Prior to the consummation of the Offer, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that, to the maximum extent permitted under such guidance, the disposition by any officer or director of the Company, who is a covered person of the Company for purposes of Section 16 of the Exchange Act (together with the rules and regulations promulgated thereunder, “Section 16”), of Company Shares pursuant to the Offer, this Agreement or the Merger shall be an exempt transaction for purposes of Section 16.
          (b) Prior to the Effective Time, Parent Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition by any officer or director of the Company, who may become a covered person of Parent for purposes of Section 16, of the Stock Consideration pursuant to the Merger shall be an exempt transaction for purposes of Section 16.
     Section 6.15 Financial Statements. Between the date hereof and the Closing, the Company shall deliver to Parent true and complete copies of the consolidated balance sheet and related consolidated statements of operations, retained earnings and cash flows for the Company and its Subsidiaries as of each month end, fiscal quarter-end or year-end occurring during such period. The Company shall prepare and deliver such financial statements to Parent as promptly as practicable, and, in any event, within 20 days after the end of each month in the case of monthly financial statements, and within three days after receipt of approval of the Board of Directors in the case of quarterly or year-end financial statements.
     Section 6.16 Public Announcements. The initial press release relating to the execution by the parties of this Agreement shall be in the form approved by Parent and the Company. Thereafter until the Closing Date, no party shall make any public announcement with respect to this Agreement or the Transactions except as permitted by this Section 6.16. Parent and the Company may make further public announcements, provided that it shall, to the extent practicable, first consult with the other party prior to issuing any press release, public statement or any other public announcement by such party regarding this Agreement, the Offer, the Merger, the Ancillary Agreements or the other Transactions, and shall provide one another with the opportunity to review and comment upon such press release, public statement or other public announcement, and shall not issue any such press release or make any such public statement or announcement prior to such consultation, except as may be required by applicable Law.
     Section 6.17 Reorganization Matters. Parent and the Surviving Corporation shall, and shall cause their respective Affiliates to: (a) take, all reasonable actions following the Closing in order to cause the Merger, taken together with the Offer, to qualify as a reorganization within the meaning of Section 368(a) of the Code, and (b) report all transactions under this Agreement and the Ancillary Agreements in accordance with their characterizations herein, in each case, unless otherwise required by Law. The parties hereto shall cooperate and use their commercially reasonable efforts to deliver to Parent’s and the Company’s tax counsel and tax advisors a certificate containing representations reasonably requested by such counsel and/or advisors in connection with the rendering of any tax opinions to be issued by such counsel and/or advisors with respect to the treatment of the Offer and the Merger as a reorganization within the meaning of Section 368(a) of the Code. Parent’s and Company’s tax counsel and tax advisors shall be entitled to rely upon such representations in rendering any such opinions.
     Section 6.18 Transfer Taxes. Unless otherwise agreed between Parent and the Company, Parent and the Company shall each be responsible for the payment of one-half of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and any other similar Taxes and administrative fees (including, without limitation, notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement whether levied on Parent, the Company or any of their respective Affiliates (“Transfer Taxes”). For the avoidance of doubt, this Section 6.18 only applies to Transfer Taxes and does not relate to other Taxes, such as taxes of the Stockholders based on income, gains, receipts, gross profits or other similar Taxes that are not Transfer Taxes. The Merger Consideration will be exclusive of any Transfer Taxes.
     Section 6.19 Terminations. The Company shall use its commercially reasonable efforts to terminate the Company Warrants pursuant to Section 3.10(c) and to terminate the Registration Rights Agreements, in each case, on or before the Closing Date.

     Section 6.20 Company Loan and Security Agreement.
          (a) At the Offer Closing, Parent shall make available to the Company for payment to, the lenders under the Loan and Security Agreement, dated as of October 26, 2005, by and among the Company, Timm Medical Technologies, Inc., and Silicon Valley Bank (as amended) (the “Loan and Security Agreement”) an amount sufficient to repay the principal and accrued but unpaid interest outstanding thereunder as of such date, together with all prepayment penalties, if any, and other amounts due to such lender in connection with such repayment.
          (b) Subject to Parent’s compliance with Section 6.20(a), the Company shall repay all indebtedness and amounts due under the Loan and Security Agreement and terminate such agreement concurrent with the Offer Closing.
     Section 6.21 Payment of Galil Termination Fee; Dispute with Galil.
          (a) In the event that the Company becomes obligated to pay the Galil Termination Fee or any portion thereof under the terms of the Galil Merger Agreement, Parent shall pay an amount equal to the Galil Termination Fee (or such lesser amount as the Company is obligated to pay) to Galil in cash by wire transfer of same day available funds to the account designated by Galil, on the date the Company is obligated to pay the Galil Termination Fee or any such portion thereof under the terms of the Galil Merger Agreement; provided, that Parent shall not be obligated to make such payment unless prior thereto or contemporaneously therewith Parent and the Company receive the items described in Schedule 6.21.
          (b) In the event that a litigation, arbitration or other dispute arises between the Company and Galil or its Affiliates related to this Agreement, the Galil Merger Agreement or the Galil Termination Fee, the Company shall have the right under all circumstances to control such litigation or dispute; provided, however, that the Company shall engage Gibson, Dunn & Crutcher LLP or such other counsel that is reasonably acceptable to Parent to defend such litigation, arbitration or dispute. The Company shall promptly notify Parent of any such litigation, arbitration or dispute brought or threatened against the Company and shall provide Parent with regular updates and such other information as Parent shall reasonably request with respect to the status of the litigation, arbitration, dispute or discussions between the parties thereto (unless the Company reasonably determines after consultation with outside counsel that the provision of such updates and information could reasonably be expected to result in a loss of attorney-client privilege). Notwithstanding anything contained herein to the contrary, including in Section 6.1, the Company shall have the right, in its sole discretion and without the consent of Parent or Merger Sub, to settle any litigation, arbitration or other dispute with Galil up to the amount of the Galil Termination Fee; provided, that any settlement that provides for the Company or any of its Subsidiaries to pay an amount in excess of the Galil Termination Fee or provides for equitable relief may not be made or agreed to without the prior written consent of Parent (such consent to not be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, the institution of any such litigation, arbitration or other dispute, or any such obligation or payment shall not be deemed a Material Adverse Change of the Company.

ARTICLE 7
CONDITIONS TO CLOSING
     Section 7.1 General Conditions. The respective obligations of each party to consummate the Merger shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):
          (a) No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order that is then in effect and that enjoins or makes illegal or otherwise prohibits the consummation of the Merger.
          (b) Company Stockholder Approval. If required by the DGCL, the Company Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and bylaws of the Company (provided that this shall not be a condition to Parent’s and Merger Sub’s obligations if Parent and Merger Sub shall have failed to comply in all material respects with Section 6.5(d)).
          (c) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
          (d) Offer. Merger Sub shall have purchased or exchanged Company Shares pursuant to the Offer (provided that this shall not be a condition to Parent’s and Merger Sub’s obligations if Merger Sub shall have failed to purchase or exchange such Company Shares in violation of this Agreement, notwithstanding the satisfaction or waiver by Merger Sub of all of the Offer Conditions).
ARTICLE 8
SURVIVAL
     [Intentionally Omitted.]
ARTICLE 9
TERMINATION
     Section 9.1 Termination by Mutual Consent. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date, by mutual written consent of the Company and Parent.
     Section 9.2 Termination by Parent or the Company. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date, by either Parent or the Company if any Order permanently restraining, enjoining or otherwise prohibiting the Offer, the Merger or the other transactions contemplated hereby shall be entered and such Order is or shall have become nonappealable, provided that (i) the party seeking to terminate this Agreement shall have complied with its obligations under Section 6.4 with respect to the removal or lifting of such Order, and (ii) the noncompliance with this Agreement by the party seeking to terminate this Agreement shall not have been the proximate cause of the issuance of the Order.
     Section 9.3 Termination by the Company. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date, by the Company if:
          (a) (i) the Offer shall not have been consummated on or before September 30, 2009 (the “Termination Date”), or
               (ii) any of the conditions set forth in Article VII or clauses (b) or (c)(ii), (iii), (iv) or (v) of the Offer Conditions shall have become incapable of fulfillment; provided, however, that the right to terminate this Agreement pursuant to this subsection (a) shall not be available to the Company if the Company has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure referenced in this subsection (a);
          (b) there has been (i) a breach by Parent or Merger Sub of one or more representations and warranties of Parent or Merger Sub contained in this Agreement (without giving effect to (1) any limitation as to “materiality” or “Material Adverse Effect” set forth therein, or (2) any amendment or supplement to the Parent Disclosure Schedule after the date hereof), except that the Company shall not be entitled to terminate pursuant to this subsection unless the failure of such representations and warranties to be true and correct (taking into account all such breaches) would, individually or in the aggregate, result in a Material Adverse Effect on Parent, or (ii) a material breach by Parent or Merger Sub of any covenant or agreement of Parent or Merger Sub contained in this Agreement that is not curable or, if curable, is not cured prior to the earlier of (y) 30 days after written notice of such breach is given by the Company to Parent and (z) the Termination Date;
          (c) prior to consummation of the Offer, the Company Board has determined to enter into a definitive agreement with respect to or otherwise to accept a Superior Proposal, in either case as permitted by Section 6.7 and subject to the timely payment in full of any fees payable by the Company pursuant to this Article IX; provided, that the Company has not materially breached Section 6.7; and
          (d) if Merger Sub fails to consummate the Offer in breach hereof.
     Section 9.4 Termination by Parent. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date by Parent if:
          (a) (i) the Offer shall not have been consummated on or before the Termination Date, or
               (ii) any of the conditions set forth in Article VII or any of the Offer Conditions shall have become incapable of fulfillment; provided, however, that the right to terminate this Agreement pursuant to this subsection (a) shall not be available to Parent if Parent or Merger Sub has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure referred to in this subsection (a);
          (b) there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement, such that the Offer Conditions would not be satisfied, that is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice of such breach is given by Parent to the Company, and (ii) the Termination Date;
          (c) (i) the Company Board has effected a Company Change of Recommendation or resolved to do so,
               (ii) after the receipt by the Company of an Acquisition Proposal, Parent requests in writing that the Company Board reconfirm its recommendation of the Offer, the Merger and the other Transactions and the Company Board fails to do so within five Business Days after its receipt of Parent’s request,
               (iii) the Company Board, or any committee thereof, has approved or recommended to the Stockholders an Acquisition Proposal,
               (iv) a tender offer or exchange offer for outstanding Company Shares is commenced (other than by Parent or an Affiliate of Parent), and the Company Board (or any committee thereof) recommends that the Stockholders tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender offer or exchange offer, the Company Board fails to recommend against acceptance of such offer; provided, however, that any disclosure by the Company Board to “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not result in a right of Parent to terminate under this provision, or
               (v) the Company has breached its obligations under Section 2.2(a) or Section 6.7 in any material respect.
          (d) After consummation of the Offer, the Company has breached its obligations under Section 6.5 in any material respect.
     Section 9.5 Fees and Expenses.
          (a) Except as otherwise provided in this Section 9.5, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the transactions contemplated hereby are consummated.
          (b) In the event that:
               (i) Parent terminates this Agreement pursuant to Section 9.4(b) or (d) as a result of a willful and deliberate breach by the Company of its representations, warranties or covenants, arising from an act or omission of the Company (with the knowledge of an executive officer or director of the Company) that (i) such executive officer or director knew, or (ii) a reasonable person with knowledge of (A) the facts and circumstances of this Agreement, (B) such Person so acting or not acting, and (C) such act or omission, would know, such act or omission constitutes a breach or would reasonably be expected to result in a breach of this Agreement (but this provision shall not be triggered by a willful and deliberate act or omission alone, that would not reasonably be expected to be a breach of the Company’s representations, warranties or covenants and was not known by the Company to be a breach of its representations, warranties or covenants), and provided that, at the time Parent terminates this Agreement, the Company is not entitled to terminate this Agreement pursuant to Section 9.3(b);
               (ii) Parent terminates this Agreement pursuant to Section 9.4(c); or
               (iii) The Company terminates this Agreement pursuant to Section 9.3(c);
then, in any such case, the Company shall pay to Parent a termination fee of $450,000 (the “Company Termination Fee”) plus an amount equal to the Parent Transaction Expenses accrued through the date of such termination plus an amount equal to the Galil Payment (if any).
          (c) In the event of a termination by Parent pursuant to Section 9.4(b) or (d) other than a termination in connection with which Parent is entitled to receive the Company Termination Fee pursuant to Section 9.5(b), and provided that, at the time Parent terminates this Agreement, the Company is not entitled to terminate this Agreement pursuant to Section 9.3(b); the Company shall pay to Parent an amount equal to the Parent Transaction Expenses accrued through the date of such termination.
          (d) In the event of a termination of this Agreement, Parent’s rights under Section 9.5(b) or (c), if any, shall be the sole and exclusive remedy of Parent and its Affiliates against the Company, the Stockholders or any former, current or future director, officer, general or limited partner, stockholder, member, manager, controlling person, Affiliate, employee or agent of any of the foregoing (or any of their successors or assigns) (collectively, the “Company Parties”) for any loss or damage suffered as a result of a breach or failure to perform hereunder or otherwise in connection with this Agreement, and upon payment of such amount, if any, and if none, upon termination of this Agreement, none of the Company or any other Company Parties shall have any further liability or obligation to Parent or Merger Sub arising out of or relating to this Agreement or the transactions contemplated hereby except as set forth in Section 9.7.
          (e) In the event that the Company terminates this Agreement pursuant to (y) Section 9.3(b) as a result of a willful and deliberate breach by Parent or Merger Sub of such party’s representations, warranties or covenants, arising from an act or omission of Parent or Merger Sub (with the knowledge of an executive officer or director of Parent or Merger Sub, as applicable) that (i) such executive officer or director knew, or (ii) a reasonable person with knowledge of (A) the facts and circumstances of this Agreement, (B) such Person so acting or not acting, and (C) such act or omission, would know, such act or omission constitutes a breach or would reasonably be expected to result in a breach of this Agreement (but this provision shall not be triggered by a willful and deliberate act or omission alone, that would not reasonably be expected to be a breach of Parent’s or Merger Sub’s representations, warranties or covenants and was not known by Parent or Merger Sub to be a breach of its representations, warranties or covenants), or (z) Section 9.3(d), and provided in each case that, at the time the Company terminates this Agreement, Parent is not entitled to terminate this Agreement pursuant to Section 9.4(b), then Parent shall pay to the Company a termination fee of $450,000 (the “Parent Termination Fee”) plus the amount of Company Transaction Expenses accrued through the date of such termination plus an amount equal to any unpaid Galil Payment due and payable prior to termination (if any).
          (f) In the event of a termination of this Agreement by the Company pursuant to Section 9.3(b) other than a termination in connection with which the Company is entitled to receive the Parent Termination Fee pursuant to Section 9.5(e), and provided that, at the time the Company terminates this Agreement, Parent is not entitled to terminate this Agreement pursuant to Section 9.4(b); Parent shall pay to the Company an amount equal to the Company Transaction Expenses accrued through the date of such termination.
          (g) In the event of a termination of this Agreement, the Company’s rights under Section 9.5(e) or (f), if any, shall be the sole and exclusive remedy of the Company, the Stockholders and their respective Affiliates against Parent, Merger Sub, the Parent Stockholders and any former, current or future director, officer, general or limited partner, stockholder, member, manager, controlling person, Affiliate, employee or agent of any of the foregoing (or any of their successors or permitted assignees) (collectively, the “Parent Parties”) for any loss or damage suffered as a result of a breach or failure to perform hereunder or otherwise in connection with this Agreement, and upon payment of such amount, if any, and if none, upon termination of this Agreement, none of Parent, Merger Sub or any other Parent Parties shall have any further liability or obligation arising out of or relating to this Agreement or the transactions contemplated hereby except as set forth in Section 9.7.
          (h) Payment of the Company Termination Fee, Parent Transaction Expenses, Parent Termination Fee or Company Transaction Expenses, if and as applicable, shall be made by wire transfer of same day funds to the account or accounts designated by Parent or the Company, as applicable, not later than two Business Days after any termination of this Agreement resulting in amounts being owed pursuant to this Section 9.5.
          (i) Each of Parent, Merger Sub and the Company acknowledges that the agreements contained in this Section 9.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub, on the one hand, and the Company, on the other, would not enter into this Agreement. Accordingly, if Parent or the Company (the “Defaulting Party”) fails promptly to pay the Company Termination Fee, Parent Transaction Expenses, Parent Termination Fee or Company Transaction Expenses, as applicable, and, in order to obtain such payment, the other party commences a suit that results in a judgment against the Defaulting Party for such termination fee or expense payment, the Defaulting Party shall pay to the other party interest on such termination fee or expense payment from and including the date payment that the termination fee or expense payment was originally due to but excluding the date of actual payment at an interest rate of 10% per annum.
          (j) None of Parent or any of its Affiliates or the Company, the Stockholders or any of their respective Affiliates shall be entitled to seek, under any circumstances in connection with any termination of this Agreement, any (i) equitable relief or equitable remedies of any kind whatsoever, including, without limitation, specific performance, or (ii) money damages or any other recovery, judgment or damages or any kind, including consequential, indirect or punitive damages, other than as expressly set forth in this Section 9.5.
     Section 9.6 Circumstances Relating to Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the other parties in accordance with their respective terms or were otherwise breached. Accordingly, each party shall be entitled to specific performance of the terms hereof or other equitable relief, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state therein having jurisdiction, this being in addition to any other remedy to which such party is entitled at law or in equity; provided, that after termination of this Agreement pursuant to this Article IX, the parties shall only be entitled to specific performance and injunctive relief with respect to those provisions that expressly survive such termination as set forth in Section 9.7. In connection with any such Action for specific performance or other equitable relief, each party hereby further waives (i) any defense in any Action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.
     Section 9.7 Effect of Termination. If this Agreement is terminated, all obligations of the parties under this Agreement will terminate, without any Liability on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, except that Section 6.13 (Confidentiality), this Article IX and Article X hereof, the Confidentiality Agreement, will survive. The remedies set forth in this Article IX are the sole and exclusive remedies of the parties if this Agreement is terminated.
ARTICLE 10
GENERAL PROVISIONS
     Section 10.1 Nonsurvival of Representations and Warranties. The respective representations and warranties of Parent, Merger Sub and the Company made in this Agreement shall expire with and be terminated and extinguished upon, the Effective Time. This Section 10.1 shall have no effect upon any other obligations of Parent, Merger Sub or the Company hereunder, whether to be performed before or after the consummation of the Merger.
     Section 10.2 Amendment and Modification. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Closing Date (notwithstanding any Stockholder approval); provided, however, that after the Company Stockholder Approval has been obtained (if required under the DGCL), no amendment shall be made which pursuant to applicable Law requires further approval by such Stockholders without such further approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties.

     Section 10.3 Settlement of Disputes. Any dispute, controversy or claim relating to or arising under, out of or in connection with this Agreement shall be determined by arbitration in accordance with the following:
          (a) Any party to an unresolved dispute, controversy or claim may file a written demand for arbitration pursuant to this Section 10.3 with JAMS in New York City, New York and shall simultaneously send a copy of such demand to the other party or parties to such dispute;
          (b) Arbitration proceedings under this Section 10.3 shall be conducted in accordance with the JAMS Comprehensive Arbitration Rules and Procedures, or, if applicable, the Streamlined Arbitration Rules and Procedures, except that all decisions and awards rendered shall be accompanied by a written opinion setting forth the rationale for such decisions and awards.
          (c) Venue for all evidentiary hearings conducted in such proceedings shall be in New York City, New York, at a location determined by the arbitrator.
          (d) Arbitration proceedings under this Section 10.3 shall be conducted before one impartial arbitrator who shall be a retired or former district court or appellate court judge of a United States District Court or United States Court of Appeals selected through the procedures of JAMS. On all matters, the decisions and awards of the arbitrator shall be binding.
          (e) To the extent practicable, the arbitration proceedings under this Section 10.3 shall be conducted in such manner as will enable completion within ninety days after the filing of the demand for arbitration.
          (f) The arbitrator shall be authorized to award attorney’s fees, expenses and costs of arbitration to the substantially prevailing party, in the arbitrator’s discretion. Unless and except to the extent so awarded, the costs of arbitration shall be shared equally by the parties, and each party shall bear the fees and expenses of its own attorney. Punitive damages shall not be allowed by the arbitrator. The award may be enforced in such manner as allowed by law.
          (g) If any such dispute, claim or controversy arises at the same time and relates to the same or similar facts, claims or events as any one or more other disputes, claims or controversies, such disputes, claims or controversies, shall, to the extent subject to arbitration pursuant to this Section 10.3 and to the extent practicable, be combined in one Action under this Section 10.3. If any dispute, claim or controversy arising out of or relating to this Agreement and one or more Ancillary Agreements arises at the same time and relates to the same or similar facts, claims or events as a dispute, claim or controversy relating to or arising out of this Agreement, such disputes, claims or controversies shall, to the extent subject to arbitration pursuant to this Section 10.3 and to the extent practicable, be combined in one Action under this Section 10.3.
     Section 10.4 Extension; Waiver. To the extent permitted by applicable Law, at any time prior to the Effective Time, the Company, on the one hand, and Parent (on behalf of itself and Merger Sub), on the other, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or any Ancillary Agreement of the other party, and (c) waive compliance with any of the agreements or conditions contained in this Agreement or any Ancillary Agreement, except that, after the Company Stockholder Approval has been obtained (if required under the DGCL), there may not be, without further approval of the Stockholders, any extension or waiver of this Agreement or any portion hereof that reduces the amount or changes the form of the consideration to be delivered to the Stockholders under this Agreement, other than changes in the form of consideration contemplated by Section 3.8 of this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and, except as expressly set forth herein, are not exclusive of any rights or remedies that they would otherwise have hereunder or under applicable Law.
     Section 10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, email or otherwise (provided such delivery is during regular business hours in the location of receipt, and if not, then on the next Business Day), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
               (i)  if to the Company, to:
Endocare, Inc.
201 Technology Drive
Irvine, California 92618
Attention: Clint B. Davis
Facsimile: (949) 450-5310
Email: cdavis@endocare.com
with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
3161 Michelson Drive, Suite 1200
Irvine, California 92612
Attention: Michelle A. Hodges
Facsimile: (949) 475-4703
Email: mhodges@gibsondunn.com

               (ii)   if to Parent, Merger Sub, or the Surviving Corporation, to:
HealthTronics, Inc.
9825 Spectrum Drive
Building 3
Austin, Texas 78717
Attn: Chief Executive Officer
Facsimile: (512) 314-4305
Email: james.whittenburg@healthtronics.com
with a copy (which shall not constitute notice) to:
Jackson Walker L.L.P.
100 Congress Avenue
Suite 1100
Austin, Texas 78701
Attention: Michael F. Meskill
Facsimile: (512) 391-2180
Email: mmeskill@jw.com
     Section 10.6 Interpretation.
          (a) When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.
          (b) Unless the context clearly requires otherwise, the word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” and “or” is not exclusive and shall mean “and/or”.
          (c) For purposes of this Agreement, “commercially reasonable efforts” will not be deemed to require a Person to undertake extraordinary or unreasonable measures, including the payment of amounts in excess of normal and usual filing fees and processing fees.
     Section 10.7 Exclusivity of Representations and Warranties. None of the Company, Parent, Merger Sub nor their respective representatives has made any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Company or its Subsidiaries, Parent or its Subsidiaries (including, but not limited to, any relating to financial condition, results of operations, prospects, assets or liabilities, or valuations), except as expressly set forth in this Agreement, and each party hereby disclaims any such other representations or warranties.

     Section 10.8 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof.
     Section 10.9 No Third-Party Beneficiaries. Except for the D&O Indemnified Parties and their heirs and representatives, to the extent set forth in Section 6.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including employees of the Company, other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.
     Section 10.10 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.
     Section 10.11 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal Action arising out of or relating to this Agreement, that is not subject to arbitration pursuant to Section 10.3, brought by any other party or its successors or assigns shall be brought and determined in any appropriate State or federal court in the State of Delaware, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. If any such dispute, claim or controversy arises at the same time and relates to the same or similar facts, claims or events as any one or more other disputes, claims or controversies, such disputes, claims or controversies, shall, to the extent not otherwise subject to arbitration pursuant to Section 10.3 and to the extent practicable, be combined in one Action under this Section 10.11. If any dispute, claim or controversy arising out of or relating to this Agreement and one or more Ancillary Agreements arises at the same time and relates to the same or similar facts, claims or events as a dispute, claim or controversy relating to or arising out of this Agreement, such disputes, claims or controversies shall, to the extent not otherwise subject to arbitration pursuant to Section 10.3 and to the extent practicable, be combined in one Action under this Section 10.11. Each of the parties agrees not to commence any Action relating hereto, that is not subject to arbitration pursuant to Section 10.3, except in the courts described above in the State of Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in the State of Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.
     Section 10.12 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of Parent (in the case of an assignment by the Company) or the Company (in the case of an assignment by Parent or Merger Sub), and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
     Section 10.13 Currency. All references to “dollars” or “$” in this Agreement or any Ancillary Agreement refer to United States dollars.
     Section 10.14 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect and in lieu of such invalid or unenforceable provision there shall be automatically added as part of this Agreement a valid and enforceable provision as similar in terms to the invalid or unenforceable provision as possible, provided that this Agreement as amended, in all material respects (i) reflects the intent of the parties hereto, and (ii) does not change the bargained for consideration or benefits to be received by each party hereto.
     Section 10.15 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 10.16 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
     Section 10.17 Facsimile Signature. This Agreement may be executed by facsimile signature and a facsimile signature or other electronically transmitted signature shall constitute an original for all purposes.
     Section 10.18 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
     Section 10.19 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any Law that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
     Section 10.20 Disclosure. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Section of the Disclosure Schedule as though fully set forth in such Section of the Disclosure Schedule to the extent that the applicability of such information and disclosure is reasonably apparent on its face.
     Section 10.21 Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement.  This is a guarantee of payment and performance and not collectibility.  Parent hereby waives any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, in connection with the performance of its obligations set forth in this Section 10.21.
[The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ENDOCARE, INC.
By:	/s/ Michael R. Rodriguez
	Name:	Michael R. Rodriguez
	Title:	Senior Vice President, Finance and Chief Financial Officer

HT ACQUISITION, INC.
By:	/s/ James S.B. Whittenburg
	Name:	James S.B. Whittenburg
	Title:	President

HEALTHTRONICS, INC.
By:	/s/ James S.B. Whittenburg
	Name:	James S.B. Whittenburg
	Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX A
CONDITIONS TO THE OFFER
     Merger Sub shall not be required to (and Parent shall not be required to cause Merger Sub to) accept for exchange or exchange any Company Shares and Merger Sub may postpone the acceptance for exchange of or exchange of tendered Company Shares, if at the time of the Expiration Date any of the following conditions are not met, and Merger Sub may, in its reasonable discretion (but subject to the requirements of applicable Laws), terminate or amend the Offer in accordance with this Agreement if the following conditions are not met:
     (a) Accuracy of Representations and Warranties and Covenant Compliance
          (i) The representations and warranties of the Company contained in this Agreement shall be true and correct at such time (without giving effect to (y) any limitation as to “materiality” or “Material Adverse Effect” set forth therein, or (z) any amendment or supplement to the Company Disclosure Schedule after the date hereof, other than a Permitted Supplement) as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct have not had and would not reasonably be expected to have a Material Adverse Effect on the Company;
          (ii) the Company shall have performed, in all material respects, all obligations and agreements and complied, in all material respects, with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it; and
          (iii) Parent shall have received from the Company a certificate to the effect set forth in the foregoing clauses (i) and (ii), signed by a duly authorized officer thereof.
     (b) Minimum Tender
     There shall have been validly tendered and not properly withdrawn prior to the Expiration Date, a number of Company Shares which, together with any Company Shares Parent, Merger Sub or any other wholly owned subsidiary of Parent beneficially owns, will constitute at least a majority of the total number of outstanding Company Shares on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for Company Shares as of the close of business on that date had been so converted, exercised or exchanged) as of the date that Merger Sub accepts Company Shares for purchase or exchange (the “Minimum Condition”).
     (c) Certain Other Conditions
     The other conditions to the Offer are as follows:
     (i) no Governmental Authority shall be in the process of (i) investigating or (ii) conducting proceedings regarding this Agreement, the Ancillary Agreements or the Transactions which make it reasonably possible, in Parent’s reasonable determination, that as a result of such investigation or proceedings, an Order, including but not limited to any injunction, will be issued, promulgated, enforced or entered by a Governmental Authority that would enjoin,

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materially restrain or condition, or make illegal or otherwise prohibit the consummation of the Offer or the Merger;
     (ii) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order that is then in effect and that enjoins, materially restrains or conditions, or makes illegal or otherwise prohibits the consummation of the Offer or the Merger;
     (iii) the Governmental Authority consents listed on Schedule 6.4(b) shall have been obtained or the applicable waiting periods shall have expired or been terminated, except where the failure to obtain such consent would not reasonably be expected to (1) have a Material Adverse Effect on the Company, the Surviving Corporation or Parent or (2) materially restrain or prohibit the consummation of the Offer or the Merger;
     (iv) the shares of Parent Common Stock to be issued in the Offer and the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance;
     (v) the Form S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and Parent shall have received all material state securities law or blue sky authorizations; and
     (vi) since the date hereof, there shall not have occurred any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Change on the Company.
     These conditions (i) are for the sole benefit of Parent and Merger Sub, (ii) may be asserted by Parent or Merger Sub regardless of the circumstances giving rise to any of these conditions, other than a breach by Parent or Merger Sub of this Agreement, and (iii) may be waived by Parent or Merger Sub, except as specified in Section 2.1(h) of this Agreement. The failure by Parent or Merger Sub at any time to exercise any of these rights shall not be deemed a waiver of any of these rights; the waiver of any of these rights with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances or the same or similar facts and circumstances existing at a different time; and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time.

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